UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under §240.14a-12

MicroStrategy Incorporated

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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MicroStrategy Incorporated

2019 PROXY STATEMENT

MicroStrategy

Analytics and Mobility

LETTER FROM OUR CHAIRMAN AND CEO April 18, 2019

Dear MicroStrategy Stockholder:

MicroStrategy’s mission is to help every enterprise become a more Intelligent Enterprise™ by providing powerful software solutions and expert services that empower business users with actionable intelligence so they can unleash the full potential of their people and investments. In January 2019, we unveiled our latest platform release – MicroStrategy 2019™ – the industry’s first and only enterprise platform for Federated Analytics, Transformational Mobility, and HyperIntelligence™. We are particularly excited about HyperIntelligence, which is designed to transform the way people interact with information by seamlessly delivering zero-click, contextual insights – Zero-Click Intelligence™ – to users across the entire enterprise.

We believe MicroStrategy 2019 uniquely positions us to inject intelligence into more routine operational business processes, leading to new constituencies, use cases, executive sponsors, and value propositions. Over the next decade, we seek to have our users experience a greater variety and scale of analytics, mobility, and HyperIntelligence applications infused into their workday through a range of devices, with interfaces that are as familiar as consumer applications. I could not be more excited about how our business applications are reimagining and modernizing the user experience.

We set ambitious goals for MicroStrategy and make strategic investments to advance our corporate objectives and technology roadmap, while also seeking to drive sustainable growth and value creation for our stockholders. In advancing these goals, our Board of Directors oversees and provides independent guidance on corporate strategies and initiatives, monitors the execution of these strategies and initiatives, and helps ensure that they align with long-term value creation. Our Board of Directors continues to be focused on balancing short and long-term strategic planning, maintaining the Company’s solid financial foundation, and promoting thoughtful corporate governance. We believe this is critical in creating value for stockholders and retaining their trust.

On behalf of the Board of Directors, I invite you to attend our Annual Meeting of Stockholders on Wednesday, May 29, 2019 at 10:00 a.m., local time, at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The accompanying Notice of Annual Meeting and Proxy Statement contain information about the proposals that will be presented at the meeting and on which you are asked to vote. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. I encourage you to read the materials carefully and promptly vote.

Thank you for your continued investment and support of MicroStrategy. We look forward to seeing you at the Annual Meeting.

Very truly yours,

Michael J. Saylor

Chairman of the Board, President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (the “Annual Meeting”) of MicroStrategy Incorporated, a Delaware corporation (the “Company”), will be held at the Company’s offices at 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 on Wednesday, May 29, 2019 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	elect five (5) directors for the next year;

2.	ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on April 2, 2019 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

W. Ming Shao

Senior Executive Vice President, General Counsel and Secretary

Tysons Corner, Virginia

April 18, 2019

A stockholder may obtain admission to the meeting by identifying himself or herself at the meeting as a stockholder as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial (but not of record) owner, a copy of a broker’s statement showing shares held for his or her benefit on April 2, 2019 will be adequate identification.

Whether or not you plan to attend the Annual Meeting, please submit your voting instructions over the telephone or on the Internet or, if you received a printed copy of the proxy materials, by completing, signing, dating, and returning your proxy card or voting instruction form. Submitting voting instructions or a proxy card will not prevent you from attending the Annual Meeting and voting in person.

INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS	1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 29, 2019	1

Votes Required	1

Voting Procedures	2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	3

EXECUTIVE OFFICERS OF THE COMPANY	5

PROPOSAL 1—ELECTION OF DIRECTORS	7

Nominees	7

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND ITS COMMITTEES	10

Related Person Transaction Policy and Related Person Transactions	10

Board of Directors	11

Controlled Company	11

Audit Committee	11

Compensation Committee	12

Board Leadership Structure	12

Oversight of Risk	12

Director Candidates	13

Directors’ Attendance at Annual Meeting of Stockholders	13

Communicating with the Board of Directors	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

Code of Ethics	14

EXECUTIVE AND DIRECTOR COMPENSATION	15
Compensation Discussion and Analysis	15

Overview	15

General Philosophy and Compensation Objectives: Performance, Alignment and Retention	15

Implementing Our Objectives	16

Role of the Compensation Committee and CEO	16

Determining Compensation	16

Employment and Severance Agreements	17

Equity Ownership Guidelines	17

Deductibility of Executive Compensation	17

Elements Used to Achieve 2018 Compensation Objectives	17

Base Salary	18

Cash Bonuses	19

MicroStrategy Stock Options	23

Perquisites and Other Personal Benefits	24

Change-of-control Agreement	26
Compensation Committee Report	26
Executive Officer Compensation	27

Summary Compensation Table	27

Grants of Plan-based Awards for 2018	29

Outstanding Equity Awards at 2018 Fiscal Year-End	30

Option Exercises in 2018	30

Potential Payments Upon Termination or Change in Control	30
Director Compensation	32
Equity Compensation Plan Information	34
CEO Pay Ratio	34
AUDIT COMMITTEE REPORT	35

PROPOSAL 2—RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019	36

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES	37

Fees and Services	37

Audit Committee Pre-Approval Policies and Procedures	37

OTHER MATTERS	38

Householding of Proxy Materials	38

Stockholder Proposals	38

MICROSTRATEGY | 2019 Proxy Statement	i

INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MicroStrategy Incorporated (the “Company,” “MicroStrategy,” “we,” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 29, 2019 at MicroStrategy’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 at 10:00 a.m., local time, and at any adjournment thereof. For directions to the location of the Annual Meeting, please call (703) 848-8600 between the hours of 8:00 a.m. and 5:30 p.m., local time, on normal business days and press “0” after hearing the voice prompt.

This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting with respect to the proposals set forth in this proxy statement. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, on the Internet, or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Procedures.” All executed proxies will be voted in accordance with the stockholders’ instructions on the matters set forth in the accompanying Notice of Annual Meeting, and if no choice is specified, executed proxies will be voted in accordance with the Board’s recommendations on such matters as set forth in this proxy statement. Any proxy or vote over the telephone or on the Internet may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the General Counsel of the Company, a subsequently executed proxy vote over the phone or on the Internet, or voting in person at the Annual Meeting.

We made available this proxy statement, the Notice of Annual Meeting of Stockholders, and the proxy card on or about April 18, 2019 to all stockholders entitled to vote at the Annual Meeting. If you owned our class A common stock, par value $0.001 per share (“Class A Stock”), or our class B common stock, par value $0.001 per share (“Class B Stock” and collectively with Class A Stock, the “Common Stock”), at the close of business on April 2, 2019, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were outstanding and entitled to vote an aggregate of 8,201,895 shares of our Class A Stock and an aggregate of 2,035,184 shares of our Class B Stock. Each share of Class A Stock entitles the record holder thereof to one vote on each of the matters to be voted on at the Annual Meeting, and each share of Class B Stock entitles the record holder thereof to ten votes on each of the matters to be voted on at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 29, 2019

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of our proxy materials to all of our stockholders. Accordingly, we are sending a separate Notice of Internet Availability of Proxy Materials to our stockholders of record. All stockholders of record will have the ability to access the proxy materials and our annual report for the fiscal year ended December 31, 2018 (the “Annual Report”) on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed copy of the proxy materials and Annual Report. Instructions on how to access the proxy materials and Annual Report on the Internet and how to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials.

We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 19, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Votes Required

The holders of shares of Common Stock representing a majority of the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the holders of Common Stock voting on the matter is required for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of Common Stock voting on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2).

MICROSTRATEGY | 2019 Proxy Statement	1

Proposal 1 is a “non-discretionary” item. If you abstain from voting on Proposal 1 and your shares are held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote your shares on such matter, then your shares will not be counted as votes in favor of such matter or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on Proposal 1. Proposal 2 is a “discretionary” item and your broker or nominee will be able to vote your shares with respect to Proposal 2, even if you have not given voting instructions to your broker or nominee.

Voting Procedures

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may (i) vote in person at the Annual Meeting or (ii) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, on the Internet, or by mail as instructed below to help ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy; only your last vote before the close of voting will be counted.

In Person:	To vote in person, come to the Annual Meeting and request a ballot to vote.

Phone:	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Stockholder Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2019 to be counted.

Internet:	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Stockholder Control Number from your proxy card or Notice of Internet Availability of Proxy Materials. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2019 to be counted.

Proxy Card:	To vote by mail, simply complete, sign, and date the proxy card and return it promptly in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To request a printed copy of the proxy card, follow the instructions found in the Notice of Internet Availability of Proxy Materials. If we receive your signed proxy card by May 28, 2019, the designated proxy holders will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Financial Institution, or Other Nominee

If on April 2, 2019, your shares were held not in your name, but rather in an account at a brokerage firm, financial institution, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to help ensure that your vote is counted. Alternatively, you may vote over the telephone or on the Internet as instructed by your broker, financial institution, or other nominee, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, financial institution, or other nominee. Follow the instructions from your broker, financial institution, or other nominee included with these proxy materials, or contact your broker, financial institution, or other nominee to request a proxy.

2	MICROSTRATEGY | 2019 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of April 2, 2019, unless otherwise indicated, by:

•	each person who is known by us to beneficially own more than 5% of any class of our Common Stock;

•	each director or nominee for director;

•	each of our named executive officers as defined in Item 402(a)(3) of Regulation S-K; and

•	all directors and current executive officers as a group.

Percentages in the table have been calculated based on 8,201,895 shares of Class A Stock and 2,035,184 shares of Class B Stock outstanding as of April 2, 2019. In accordance with the rules of the SEC, for the purpose of calculating each director’s or officer’s percentage of shares outstanding, any shares of Class A Stock subject to outstanding stock options held by such person that are currently exercisable or will become exercisable within 60 days after April 2, 2019 are deemed to be outstanding shares of Class A Stock. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares that they beneficially own, subject to any applicable community property laws.

	Number of Shares Beneficially Owned(2)				Percentage of Total Economic Interest(2)	Percentage of Total Voting Power(2)
	Class A Stock		Class B Stock
Beneficial Owner	Shares	% of Class	Shares	% of Class
Named Executive Officers and Directors:
Michael J. Saylor(1)(3)	400,000	4.7	2,011,668	98.8	22.7	70.9
Phong Q. Le(1)(4)	70,000	*	—	—	*	*
Margaret A. Breya(1)(5)	5,000	*	—	—	*	*
Timothy E. Lang(1)(6)	75,000	*	—	—	*	*
Kevin Norlin(1)(7)	8,750	*	—	—	*	*
Stephen X. Graham(1)(8)	37,700	*	—	—	*	*
Jarrod M. Patten(1)(9)	44,183	*	—	—	*	*
Leslie J. Rechan(1)(10)	5,000	*	—	—	*	*
Carl J. Rickertsen(1)(11)	50,500	*	—	—	*	*
5% Stockholders:
BlackRock, Inc.(12)	1,619,440	19.7	—	—	15.8	5.7
The Vanguard Group, Inc.(13)	941,516	11.5	—	—	9.2	3.3
All directors and current executive officers as a group (11 persons)(14)	739,988	8.3	2,011,668	98.8	25.1	71.2

*	Less than 1.0%.
(1)	Each such beneficial owner has an address in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.
(2)

The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of total economic interest and the percentage of total voting power are each calculated by treating the shares of our Class A Stock and Class B Stock together as a single class. Shares of Class A Stock generally have the same rights, including rights to dividends, as shares of Class B Stock, except that shares of Class A Stock have one vote per share while shares of Class B Stock have ten votes per share. Each share of Class B Stock is convertible at any time, at the option of the holder, into one share of Class A Stock.

(3)

Mr. Saylor’s holdings of Common Stock consist of (i) an option exercisable on or within 60 days after April 2, 2019 to purchase 400,000 shares of Class A Stock and (ii) 2,011,668 shares of Class B Stock owned by Alcantara LLC, which is wholly owned by Mr. Saylor.

(4)	Mr. Le’s holdings of Common Stock consist of options exercisable on or within 60 days after April 2, 2019 to purchase 70,000 shares of Class A Stock.
(5)	Ms. Breya’s holdings of Common Stock consist of an option exercisable on or within 60 days after April 2, 2019 to purchase 5,000 shares of Class A Stock.
(6)	Mr. Lang’s holdings of Common Stock consist of options exercisable on or within 60 days after April 2, 2019 to purchase 75,000 shares of Class A Stock.

MICROSTRATEGY | 2019 Proxy Statement	3

(7)	Mr. Norlin’s holdings of Common Stock consist of an option exercisable on or within 60 days after April 2, 2019 to purchase 8,750 shares of Class A Stock.
(8)

Mr. Graham’s holdings of Common Stock consist of (i) 200 shares of Class A Stock held by Mr. Graham directly and (ii) options exercisable on or within 60 days after April 2, 2019 to purchase 37,500 shares of Class A Stock.

(9)	Mr. Patten’s holdings of Common Stock consist of options exercisable on or within 60 days after April 2, 2019 to purchase 44,183 shares of Class A Stock.
(10)	Mr. Rechan’s holdings of Common Stock consist of options exercisable on or within 60 days after April 2, 2019 to purchase 5,000 shares of Class A Stock.
(11)

Mr. Rickertsen’s holdings of Common Stock consist of (i) 3,000 shares of Class A Stock held by Mr. Rickertsen directly and (ii) options exercisable on or within 60 days after April 2, 2019 to purchase 47,500 shares of Class A Stock.

(12)

The number of shares beneficially owned (and other information in this footnote) is as of December 31, 2018, based on a Schedule 13G/A filed on January 31, 2019 with the SEC by BlackRock, Inc. and BlackRock Fund Advisors. The foregoing entities beneficially own 1,619,440 shares of Class A Stock and have sole voting power with respect to 1,547,599 of these shares and sole dispositive power with respect to all of these shares. The address for BlackRock, Inc. and BlackRock Fund Advisors is 55 East 52nd Street, New York, NY 10055.

(13)

The number of shares beneficially owned (and other information in this footnote) is as of January 31, 2019, based on a Schedule 13G/A filed on February 11, 2019 with the SEC by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. The foregoing entities beneficially own 941,516 shares of Class A Stock and have sole voting power with respect to 9,416 of these shares, sole dispositive power with respect to 931,532 of these shares, shared voting power with respect to 1,634 of these shares, and shared dispositive power with respect to 9,984 of these shares. The address for The Vanguard Group, Inc., Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. is 100 Vanguard Boulevard, Malvern, PA 19355.

(14)

Shares of Common Stock held by the directors and current executive officers as a group consist of (i) 3,205 shares of Class A Stock, (ii) options exercisable on or within 60 days after April 2, 2019 to purchase an aggregate of 736,783 shares of Class A Stock, and (iii) 2,011,668 shares of Class B Stock, which are convertible into the same number of shares of Class A Stock at any time at the option of the holder.

4	MICROSTRATEGY | 2019 Proxy Statement

EXECUTIVE OFFICERS OF THE COMPANY

Our executive officers and their ages and positions as of April 18, 2019 are as follows:

Name	Age	Title
Michael J. Saylor	54	Chairman of the Board, President & Chief Executive Officer
Phong Q. Le	42	Senior Executive Vice President, Chief Operating Officer & Chief Financial Officer
Margaret A. Breya	57	Senior Executive Vice President & Chief Marketing Officer
Stephen H. Holdridge	58	Senior Executive Vice President, Worldwide Services
Timothy E. Lang	46	Senior Executive Vice President & Chief Technology Officer
Kevin Norlin	50	Senior Executive Vice President, Worldwide Sales
W. Ming Shao	50	Senior Executive Vice President & General Counsel

Set forth below is certain information regarding the professional experience of each of the above-named persons. There are no family relationships among any of our executive officers or directors.

Michael J. Saylor has served as Chief Executive Officer and Chairman of the Board since founding MicroStrategy in November 1989 and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology, and Society from the Massachusetts Institute of Technology.

Phong Q. Le has served as Senior Executive Vice President & Chief Financial Officer since August 2015 and has also served as Chief Operating Officer since June 2018. Prior to joining MicroStrategy, Mr. Le served as the chief financial officer of XO Communications, a privately-held telecommunications company, from August 2014 to August 2015. From March 2010 to August 2014, Mr. Le held senior positions at NII Holdings, a Nasdaq-listed telecommunications company, including vice president of financial planning and analysis, vice president of strategy and business operations, and vice president of strategic finance. Prior to that, Mr. Le worked in the consulting practice at Deloitte from 1998 to 2010, where he held various positions, including senior manager. Mr. Le holds a B.S. in Biomedical Engineering from The Johns Hopkins University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

Margaret A. Breya has served as Senior Executive Vice President & Chief Marketing Officer since July 2018. Prior to joining MicroStrategy, Ms. Breya served as the chief operating officer of Ionic Security, a privately-held provider of data protection and control software, from January 2016 to July 2018. Prior to that, Ms. Breya served as the executive vice president and chief marketing officer of Informatica Corporation, a leading independent provider of enterprise data integration and data quality software and services, from December 2012 to August 2015. Prior to joining Informatica, she held senior positions at Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions, and services, from November 2010 to December 2012, most recently as senior vice president of marketing services. Ms. Breya received a B.S. in Electrical Engineering from the University of Illinois and an M.B.A. from the University of Oregon.

Stephen H. Holdridge has served as Senior Executive Vice President, Worldwide Services since November 2017. Prior to joining MicroStrategy, Mr. Holdridge served as senior vice president, consulting, Americas for Infor, Inc. (f/k/a Infor Global Solutions), a privately-held enterprise software company, from May 2012 to November 2017. From June 1997 to May 2012, Mr. Holdridge held senior consulting positions at Oracle Corporation, an NYSE-listed software company, including group vice president and general manager, government, education, and healthcare consulting. Prior to that, Mr. Holdridge served as senior manager of the management consulting services division at Price Waterhouse LLP (now PricewaterhouseCoopers LLP) and as vice president, services and development at BIS Computer Solutions. Mr. Holdridge holds a B.S. in Business Administration from California Polytechnic State University.

Timothy E. Lang has served as Senior Executive Vice President & Chief Technology Officer since November 2014 and previously served as Senior Vice President, Analytics, a position he had held since September 2014. Prior to joining MicroStrategy, Mr. Lang served as the chief product officer for Talemetry Inc., a leading provider of talent generation SaaS

MICROSTRATEGY | 2019 Proxy Statement	5

solutions, from September 2010 to September 2014 and as vice president, product for SAP SE from January 2008 to September 2010. Prior to that, Mr. Lang held positions at SAP BusinessObjects and Crystal Decisions. Mr. Lang received a B.Soc.Sci. in Information Management from the University of Melbourne.

Kevin Norlin has served as Senior Executive Vice President, Worldwide Sales since April 2018. Prior to joining MicroStrategy, Mr. Norlin served as senior vice president, global sales, financial services for NCR Corporation, a publicly-traded technology company, from August 2017 to March 2018. Prior to NCR, Mr. Norlin worked at Hewlett Packard Enterprise, where he served as vice president and general manager, worldwide sales, operations, and strategy from April 2016 to February 2017. From October 2012 to February 2016, Mr. Norlin held various senior positions at Dell Software Group, including vice president and general manager, Americas and EMEA. Mr. Norlin received a B.A. from Louisiana State University.

W. Ming Shao has served as Senior Executive Vice President & General Counsel since December 2014 and has previously served in other senior positions, including Executive Vice President & General Counsel, Senior Vice President & General Counsel, and Senior Vice President & Deputy General Counsel, since joining MicroStrategy in February 2000. Prior to that, Mr. Shao was a lawyer practicing at the global law firm Hogan & Hartson L.L.P. (now Hogan Lovells US LLP). Mr. Shao received an A.B. in Government from Cornell University and a J.D. from Harvard Law School.

6	MICROSTRATEGY | 2019 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS

The Board proposes the election of the persons listed below as directors of the Company. Each current director of the Company has been nominated for re-election. The persons named in the proxy card will vote to elect as directors the five nominees named below, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. Each director will be elected to hold office until the next annual meeting of stockholders and until the election and qualification of his successor or his earlier death, resignation, or removal. Although fewer nominees are named than the number of directors fixed by the Board in accordance with the Company’s Amended and Restated By-laws, proxies cannot be voted for a greater number of persons than the five nominees named below. The Board may elect additional directors in the future in accordance with the Company’s Amended and Restated By-laws.

Nominees

Set forth below, for each nominee, is his name, age, position with the Company, principal occupation and business experience during at least the past five years, the year of commencement of his term as a director of the Company, and the names of other public companies in which he currently holds directorships or has held directorships during at least the past five years, as applicable. We have also presented information below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to conclude that he should serve as a director.

Michael J. Saylor President & Chief Executive Officer Age: 54 Director since: 1989 Board Committees: None

Mr. Saylor has served as Chief Executive Officer and Chairman of the Board since founding MicroStrategy in November 1989 and has served as President since January 2016, a position he previously held from November 1989 to November 2000 and from January 2005 to October 2012. Prior to that, Mr. Saylor was employed by E.I. du Pont de Nemours & Company as a venture manager from 1988 to 1989 and by Federal Group, Inc. as a consultant from 1987 to 1988. Mr. Saylor received an S.B. in Aeronautics and Astronautics and an S.B. in Science, Technology, and Society from the Massachusetts Institute of Technology.

Qualifications: We believe that Mr. Saylor is well-suited to serve on our Board due to his position as our Chief Executive Officer and his more than 25 years with the Company, including as its founder. In addition to his leadership expertise, Mr. Saylor is regarded as a technology visionary and has deep knowledge of the Company’s history, strategy, technology, and culture, as well as unique insight into the Company’s product development, marketing, finance, and operations.

Stephen X. Graham Independent Director Age: 66 Director since: 2014 Board Committees: Audit (Chair)	Mr. Graham has been a member of the Board since April 2014. Mr. Graham is currently president of CrossHill Financial Group, Inc., a private merchant bank and advisory firm that he founded in 1988, and has been a general partner of CrossHill Georgetown Capital, L.P. since 2000 and CrossHill Debt II, L.P. since 2004 and a manager of CrossHill Georgetown Management, LLC since 2000. Prior to that, Mr. Graham was a principal with Kidder, Peabody & Co. and held positions with Merrill Lynch & Co. and Arthur Young & Co. (which later became part of Ernst & Young LLP). Mr. Graham was a member of the board of directors of TNS, Inc., a former New York Stock Exchange-listed global data communications and interoperability solutions company, from 2003 until the company’s acquisition by Siris Capital Group, LLC in February 2013. While a member of the board of directors of TNS, Inc., Mr. Graham served as chairman of the audit committee through 2011 and as chairman of the board of directors from 2012 to 2013. Mr. Graham also served as a member of the board of directors of Speedus Corp. from 2009 to 2011. Mr. Graham also previously served as a member of the board of directors of Credit Management Solutions, Inc., a former Nasdaq-listed credit processing software company, and several private companies. Mr. Graham received a B.S.B.A. from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business.

MICROSTRATEGY | 2019 Proxy Statement	7

Qualifications: We believe that Mr. Graham is well-suited to serve on our Board due to his substantial executive experience and his experience as an outside director and audit committee member, which provides the Board with important perspectives on financial matters.

Jarrod M. Patten Independent Director Age: 47 Director since: 2004 Board Committees: Audit, Compensation

Mr. Patten has been a member of the Board since November 2004. Mr. Patten founded RRG, a global real estate consulting and advisory firm, and has served as the firm’s president and chief executive officer since its inception in 1996. RRG is an international consulting firm specializing in the development and implementation of enterprise-wide audit and cost control strategies that heighten operational controls, lower operating costs, increase transparency, and extend cost accountability for RRG’s geographically diverse client base. Mr. Patten received a B.S. in Biology and a B.A. in Biological Anthropology and Anatomy from the Trinity College of Arts and Sciences at Duke University.

Qualifications: We believe that Mr. Patten is well-suited to serve on our Board due to his leadership and management expertise as a chief executive officer, his international business, finance, and corporate compliance experience, and his extensive knowledge of cost and operational controls.

Leslie J. Rechan Independent Director Age: 57 Director since: 2018 Board Committees: Compensation

Mr. Rechan has been a member of the Board since March 2018. Mr. Rechan has served as president and chief executive officer and a director of Solace Corp., a privately-held smart data movement solutions company, since September 2017. Prior to that, Mr. Rechan served as president and chief executive officer and a director of Halogen Software, a cloud-based talent management software provider, from May 2015 to May 2017. Previously, he served as general manager from November 2011 to April 2014 and as vice president, sales, solutions, and services from February 2008 to October 2011 of IBM Business Analytics, a software group at IBM Corp. He also served as chief operating officer of Cognos Inc. from 2006 to 2008. Prior to Cognos, Mr. Rechan worked at Siebel Systems, Inc. and then Oracle Corporation upon its acquisition of Siebel Systems in 2006. From March 2006 to May 2006, Mr. Rechan served as senior vice president and global general manager, CRM strategy at Oracle. From 2004 to 2006, Mr. Rechan served as senior vice president and general manager of Americas sales of Siebel Systems and served in the same capacity for the global manufacturing and distribution industries business unit of Siebel Systems. Mr. Rechan served as senior vice president and general manager of North American worldwide field operations of Cadence Design Systems Inc. from 2003 to 2004. He served as president and chief operating officer of Onyx Software Corp. from 2001 to 2002. Prior to 2001, Mr. Rechan held several leadership positions at IBM across field sales, systems engineering, services, solutions, development, and general management in North America, Europe and Asia Pacific. Since May 2015, Mr. Rechan has served on the board of directors of PROS Holdings, Inc., a publicly-traded cloud software company. Mr. Rechan received a B.S. in Electrical Engineering and a B.A. in Organizational Behavior from Brown University and an M.A. in Management from Northwestern University.

Qualifications: We believe that Mr. Rechan is well-suited to serve on our Board due to his expertise in corporate strategy and development in the enterprise software sector and his extensive experience in international operations, sales, and services.

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Carl J. Rickertsen Independent Director Age: 59 Director since: 2002 Board Committees: Compensation (Chair), Audit

Mr. Rickertsen has been a member of the Board since October 2002. Mr. Rickertsen is currently managing partner of Pine Creek Partners, a private equity investment firm, a position he has held since January 2004. From January 1998 to January 2004, Mr. Rickertsen was chief operating officer and a partner at Thayer Capital Partners, a private equity investment firm. From September 1994 to January 1998, Mr. Rickertsen was a managing partner at Thayer. Mr. Rickertsen was a founding partner of three Thayer investment funds totaling over $1.4 billion and is a published author. Mr. Rickertsen serves as a member of the boards of directors and audit committees of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, and Berry Global Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials. From April 2012 to October 2016, Mr. Rickertsen was a member of the board of directors of Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors and audit committee of Convera Corporation, a publicly-traded search-engine software company. From September 2004 to September 2008, Mr. Rickertsen was a member of the board of directors of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a B.S. from Stanford University and an M.B.A. from Harvard Business School.

Qualifications: We believe that Mr. Rickertsen is well-suited to serve on our Board due to his finance and capital markets experience across various industries and his experience as an outside director of several public companies, which provides the Board with important perspectives on corporate governance matters.

The Board Recommends a Vote “FOR” Each of the Nominees Named Herein for Election as Director.	✔

MICROSTRATEGY | 2019 Proxy Statement	9

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS AND ITS COMMITTEES

Related Person Transaction Policy and Related Person Transactions

We have adopted a formal written policy and procedure for the review, approval, and ratification of related person transactions, as defined under the rules and regulations promulgated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The policy covers any transaction in which we were or are to be a participant, the amount involved exceeds $120,000, and any related person had or will have a direct or indirect material interest. For purposes of the policy, a related person is defined to be any of the following: (i) a director, director nominee, or executive officer of the Company since the beginning of the Company’s last fiscal year; (ii) a beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) a member of a foregoing person’s immediate family; and (iv) any entity in which one or more of the foregoing persons, individually or in the aggregate, has or had a greater than 10% ownership interest. The policy generally requires any proposed related person transaction to be reported to our General Counsel and reviewed and approved by the Audit Committee of the Board (the “Audit Committee”) prior to effectiveness or consummation of the transaction, whenever practical. If the General Counsel determines that advance approval of a related person transaction is not practical under the circumstances, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at its next meeting. For transactions arising between meetings of the Audit Committee, the Chair of the Audit Committee can approve the transaction, subject to ratification by the Audit Committee at its next meeting. If the General Counsel first learns of a related person transaction after such transaction has already taken place, the Audit Committee must review the transaction and, in its discretion, may ratify the related person transaction at its next meeting. Related person transactions involving compensation of executive officers must be reviewed and approved in accordance with the Company’s then-existing executive compensation policies or procedures as approved by the Board or an independent committee thereof.

The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that, under the circumstances, the transaction is in our best interests. The Audit Committee may impose conditions on the related person transaction as it deems appropriate. In making such determination, the Audit Committee reviews and considers the following, among other factors:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature is reviewed by the Audit Committee annually.

In addition to the procedures set forth in the policy, we have multiple processes for reporting conflicts of interest, including related person transactions, to the Audit Committee. Under our Code of Conduct, all employees are required to report any transaction, relationship, or other circumstance that constitutes a conflict of interest for such employee to the General Counsel or to the Audit Committee, as appropriate. We also annually distribute questionnaires to our executive officers and members of the Board requesting certain information regarding, among other things, their immediate family members, employment, and beneficial ownership interests, which information is then reviewed for any conflict of interest under the Code of Conduct and for any related person transaction under the policy.

Except as may be the case with respect to the matters discussed in the immediately following section and as may otherwise be disclosed in “Executive and Director Compensation—Executive Officer Compensation” or “Executive and Director Compensation—Director Compensation,” there have been no related person transactions required to be reported pursuant to rules or regulations promulgated by the Exchange Act since the beginning of 2018.

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Former Executive Officer Compensation Arrangement

As discussed further in “Executive and Director Compensation—Compensation Discussion and Analysis,” consistent with the Nasdaq Stock Market, Inc. (“Nasdaq”) Marketplace Rules applicable to controlled companies, certain compensation arrangements for executive officers are determined by the CEO, not the Compensation Committee of the Board (the “Compensation Committee”). Consequently, the compensation and other related amounts paid by MicroStrategy to our former Senior Executive Vice President, Worldwide Sales, David J. Rennyson, in 2018 prior to his departure from the Company constituted related person transactions for reporting purposes under the Exchange Act. For the year ended December 31, 2018, the Company paid Mr. Rennyson $415,488 in base salary, accrued vacation pay, matching payments under the Company’s 401(k) plan, life insurance premiums, and tax gross-up payments and a one-time payment of $100,000 in connection with his departure from the Company.

Board of Directors

Our Board is currently comprised of Messrs. Saylor, Graham, Patten, Rechan, and Rickertsen. Mr. Rechan joined our Board in March 2018. During 2018, the Board met four times and acted by unanimous written consent three times. During 2018, all then-current Board members attended all the meetings of the Board and all meetings of the committees of the Board on which they served at the time of such meetings. The Board has determined that each of the Company’s current non-employee directors is an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The Board also determined that former directors Ms. Breya and Robert H. Epstein were each an independent director as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules during their respective service on the Board in 2018. Mr. Saylor is not an independent director under Rule 5605(a)(2) because he is our President & Chief Executive Officer. Independent directors collectively constituted during 2018, currently constitute, and following the Annual Meeting will constitute a majority of the Board.

The independent members of the Board regularly meet in executive sessions without any employee director or other members of management in attendance.

Controlled Company

We are a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq Marketplace Rules because more than 50% of the voting power of the Company is controlled by our Chairman, President & Chief Executive Officer, Michael J. Saylor.

Because we qualify as a controlled company, we are not required to have a majority of our Board be comprised of independent directors. Additionally, our Board is not required to have an independent compensation or nominating committee or to have the independent directors exercise the nominating function. We are also not required to have the compensation of our executive officers be determined by a compensation committee of independent directors or a majority of the independent members of our Board. In addition, we are not required to empower our Compensation Committee with the authority to engage the services of any compensation consultants, legal counsel, or other advisors or to have the Compensation Committee assess the independence of compensation consultants, legal counsel, or other advisors that it engages.

In light of our status as a controlled company, our Board has determined not to establish an independent nominating committee or have its independent directors exercise the nominating function and has elected instead to have the Board be directly responsible for nominating members of the Board. As mentioned above, the majority of our Board is currently comprised of independent directors, and our Board has established a Compensation Committee comprised entirely of independent directors. For more information regarding how we determine our executive compensation in light of our status as a controlled company, please see “Executive and Director Compensation—Compensation Discussion and Analysis” below.

Audit Committee

The Board has established a standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act and adopted the Tenth Amended and Restated Charter for the Audit Committee, which is publicly available on the Corporate Governance section of our website, ir.microstrategy.com/corporate-governance. The Audit Committee reviews our accounting and financial reporting processes, the internal and external audits of our financial statements, and the effectiveness of our controls over financial reporting, provides the opportunity for direct contact between our independent registered public accounting firm and the Board, and provides information about significant financial matters to the Board.

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The Audit Committee is currently comprised of Messrs. Graham (Chairman), Patten, and Rickertsen. During 2018, the Audit Committee met nine times and acted by unanimous written consent two times. All members attended all the meetings of the Audit Committee.

The Board has determined that each member of the Audit Committee meets the Nasdaq Marketplace Rules’ definition of an independent director for audit committee purposes, as well as the independence requirements of Rule 10A-3 under the Exchange Act. The Board has designated Mr. Graham as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. Additional information regarding the Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Audit Committee Report.”

Compensation Committee

The Board has established a standing Compensation Committee and adopted the Third Amended and Restated Charter for the Compensation Committee, which is publicly available on the Corporate Governance section of our website, ir.microstrategy.com/corporate-governance. The Compensation Committee determines the compensation arrangements of our President & Chief Executive Officer, awards under the MicroStrategy 2013 Stock Incentive Plan (as amended, the “2013 Equity Plan”), and arrangements relating to certain perquisites and personal benefits provided to our executive officers and performs other functions related to compensation matters. The Compensation Committee has historically determined compensation arrangements that we have sought to qualify as performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) as in effect prior to the 2017 Tax Cuts and Jobs Act (the “Tax Act”) and will continue to determine certain performance-based compensation even though we can no longer qualify such compensation under Section 162(m).

The Compensation Committee is currently comprised of Messrs. Rickertsen (Chairman), Patten, and Rechan. During 2018, the Compensation Committee met one time and acted by unanimous written consent eight times. All then-current Compensation Committee members attended the meeting of the Compensation Committee.

The Board has determined that each member of the Compensation Committee meets the Nasdaq Marketplace Rules’ definition of an independent director for compensation committee purposes, as well as the independence requirements of Rule 10C-1 under the Exchange Act. Each member of the Compensation Committee is also a non-employee director, as defined in Rule 16b-3 under the Exchange Act. Additional information regarding the Compensation Committee and its functions and responsibilities is included in this proxy statement under the captions “Executive and Director Compensation—Compensation Discussion and Analysis” and “Executive and Director Compensation—Compensation Committee Report.”

Board Leadership Structure

Mr. Saylor, our President & Chief Executive Officer, is also the Chairman of the Board. Our Board has determined that having the same individual hold both positions is appropriate for a controlled company, in the best interests of MicroStrategy and our stockholders, and consistent with good corporate governance for the following reasons:

•

Our CEO is more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing our Company.

•	A single Chairman and CEO provides strong and consistent leadership for the Company without risking overlap or conflict of roles.

•	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman.

We do not have a lead independent director or a presiding director. However, the independent directors regularly meet in executive sessions of the Board. In light of our status as a controlled company, we believe that the structure of our Board provides an appropriate balance of management leadership and non-management oversight.

Oversight of Risk

Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management

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activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks. Our Audit Committee oversees risk management activities relating to financial controls and legal and compliance risks, and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. In addition, since risk issues often overlap, committees from time to time can request that the full Board discuss particular risk issues.

Director Candidates

As noted above, we do not have a standing nominating committee and the functions of evaluating and selecting directors are performed by the Board as a whole. The Board will, from time to time, evaluate biographical information and background materials relating to potential candidates and interview selected candidates. The Board does not currently have a charter or written policy with respect to the nomination process. The Board engaged an executive search firm in connection with the identification and evaluation of Mr. Rechan as a director. The search firm evaluated and provided information to the Board concerning prospective candidates, which the Board took into consideration in determining to elect Mr. Rechan as a director. We paid the search firm a customary fee in connection with the services provided by them. We have not otherwise engaged a third party to assist us in identifying and evaluating the individuals nominated for election as directors at the Annual Meeting.

In considering whether to nominate any particular candidate for election to the Board, the Board uses various criteria to evaluate each candidate, including each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest, and ability to act in the interests of our stockholders. The Board also considers whether a potential nominee would satisfy the Nasdaq Marketplace Rules’ definition of an independent director and the SEC’s definition of an audit committee financial expert. The Board does not set specific minimum qualifications or assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. Our Board does not have a formal policy with respect to diversity, but we believe that the backgrounds and qualifications of our directors, considered as a group, should reflect a diverse set of experiences, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Board considers such diversity when evaluating prospective nominees.

Due to our status as a controlled company under Nasdaq Marketplace Rules, we do not have a formal policy with respect to the consideration of director candidates recommended by our stockholders. Stockholder recommendations relating to director nominees or other proposals may be submitted in accordance with the procedures set forth below under the caption “Other Matters—Stockholder Proposals.” Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications. Such nominations will be evaluated in the same manner as nominations by members of the Board, management, or other parties. Stockholders may also send communications to the Board in accordance with the procedures set forth below under the caption “Corporate Governance and the Board of Directors and its Committees—Communicating with the Board of Directors.”

Directors’ Attendance at Annual Meeting of Stockholders

Although we do not have a policy with respect to directors’ attendance at our Annual Meeting, all directors are encouraged to attend the Annual Meeting. Five of the seven members of the Board who were serving at the time of the 2018 Annual Meeting of Stockholders attended the meeting.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board may do so by writing to the General Counsel of MicroStrategy, c/o MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182. The mailing envelope must clearly indicate that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and include the stockholder’s full name, address, and a telephone number. If the letter is intended for a specific Board member, the name of such Board member should be noted in the communication. The General Counsel will forward any such correspondence to the intended recipient. However, prior to doing so, the General Counsel or his designee will review such correspondence and, in his or her discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature or personal grievances, or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board’s consideration.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers, and holders of more than 10% of our Class A Stock to file reports of their ownership and changes in ownership of our Class A Stock with the SEC. Based solely on our review of the reports filed during 2018 and written representations from our directors and officers that no other reports were required, all Section 16(a) filing requirements were satisfied with respect to 2018.

Code of Ethics

The Board, through its Audit Committee, has adopted a Code of Ethics that applies to MicroStrategy’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and such other personnel of MicroStrategy or its majority-owned subsidiaries as may be designated from time to time by the Chairman of the Audit Committee. The Code of Ethics, as amended, is publicly available on the Corporate Governance section of our website, ir.microstrategy.com/corporate-governance. We intend to disclose any amendments to the Code of Ethics or any waiver from a provision of the Code of Ethics on the Corporate Governance section of our website, ir.microstrategy.com/corporate-governance.

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EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

This section explains our executive compensation philosophy and objectives, how our objectives are implemented, the elements of our executive compensation program, and the decisions made with respect to 2018 regarding the compensation of each of our executive officers who served in 2018. We refer to the following seven individuals in our Compensation Discussion and Analysis as our “executive officers”:

Michael J. Saylor Chairman, President & Chief Executive Officer

Phong Q. Le Senior Executive Vice President, Chief Operating Officer & Chief Financial Officer	Margaret A. Breya Senior Executive Vice President & Chief Marketing Officer

Stephen H. Holdridge Senior Executive Vice President, Worldwide Services	Timothy E. Lang Senior Executive Vice President & Chief Technology Officer

Kevin Norlin Senior Executive Vice President, Worldwide Sales	W. Ming Shao Senior Executive Vice President & General Counsel

All of these individuals, except Messrs. Holdridge and Shao, constitute our “named executive officers” for 2018 (as defined in Item 402(a)(3) of Regulation S-K).

General Philosophy and Compensation Objectives: Performance, Alignment, and Retention

The goal of our compensation program for our executive officers is the same as our goal for operating the Company—to create long-term value for our stockholders. In furtherance of this goal, our executive compensation program is designed to reward, motivate, and provide incentives for exceptional individual performance and effective leadership by our executive officers, to reward executive officers for superior financial and operating results of the Company, and to align our executive officers’ interests with those of our stockholders. It is also designed to attract and retain executive officers who may be presented with other professional opportunities, including ones at potentially higher compensation levels, by providing an overall compensation package that is market competitive over time and provides significant long-term incentives through the grant of stock option awards. These objectives serve as the basis for determining the overall compensation of each executive officer, all in the context of general economic and industry conditions and Company performance.

Key elements of our executive compensation program for 2018 that were designed to achieve these objectives included:

•

a base salary for each of our executive officers, other than Mr. Saylor, designed to help retain them and reward them for overall performance (and in the case of Ms. Breya and Mr. Norlin, to help attract them to the Company);

•

a discretionary annual cash bonus target for each of Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao designed to help retain, reward, and motivate them based on a subjective evaluation of their achievement of strategic, operational, and financial objectives in their areas of responsibility that support our goal of enhancing stockholder value (and in the case of Ms. Breya, to help attract her to the Company);

•

a cash bonus plan for Mr. Holdridge designed to help retain, reward, and motivate him to achieve superior performance in his area of responsibility, as measured by (i) the services department’s “contribution margin” over a specified threshold, consisting of the value of hours worked against customer engagements attributable to certain services delivered by the department in 2018, less specified costs, and (ii) the annualized value of certain types of contracts over a specified threshold;

•

a cash bonus plan for Mr. Norlin designed to help attract him to the Company and help retain, reward, and motivate him to achieve superior performance in his area of responsibility, as measured by (i) the sales department’s “contribution margin” over a specified threshold, consisting of amounts payable under certain

MICROSTRATEGY | 2019 Proxy Statement	15

contracts executed in 2018 during the 12 months following contract execution, less specified costs, and (ii) the annualized value of certain types of contracts over a specified threshold;

•

long-term incentives in the form of a stock option award granted to each of Mr. Le, Ms. Breya, Mr. Lang, Mr. Norlin, and Mr. Shao under the 2013 Equity Plan, designed to provide them with long-term performance-based incentives that are intended to further align their interests with those of our stockholders; and

•	a one-time reporting bonus arrangement for each of Ms. Breya and Mr. Norlin in connection with the commencement of their employment with the Company.

We also provided each of our executive officers with certain perquisites and other benefits in 2018 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Perquisites comprised a significant portion of Mr. Saylor’s 2018 compensation, principally as a result of security and transportation-related benefits and associated tax gross-up payments that are discussed below.

In determining executive officer compensation for 2018, the Compensation Committee and CEO considered the stockholder support that the “say-on-pay” proposal received at our May 31, 2017 Annual Meeting of Stockholders. Based on such considerations, for 2018 the Compensation Committee and CEO determined not to make significant changes to our compensation mix and other compensation policies since the “say-on-pay” vote. We believe that our compensation program is effectively designed to implement our objectives and is aligned with the interests of our stockholders.

Implementing Our Objectives

Role of the Compensation Committee and CEO

The Compensation Committee has the authority and responsibility to develop, adopt, and implement compensation arrangements for the CEO. Consistent with the Nasdaq Marketplace Rules applicable to controlled companies, the Board has delegated to the CEO the authority and responsibility to develop, adopt, and implement compensation arrangements for all executive officers other than himself. The CEO makes compensation determinations regarding other executive officers in periodic consultation with the Compensation Committee. However, the Compensation Committee determines awards under the 2013 Equity Plan, certain performance-based compensation (such as the cash bonus plans established for Messrs. Holdridge and Norlin for 2018), and arrangements relating to certain perquisites and personal benefits provided to our executive officers. Neither the Company nor the Compensation Committee engaged a third-party compensation consultant to help determine or provide input regarding the determination of the 2018 compensation for the CEO or other executive officers.

Determining Compensation

Our executive compensation decisions are primarily based on a review of our performance and a subjective assessment of the executive officer’s performance during the year against strategic, operational, and financial objectives. The Compensation Committee or the CEO, as applicable, also takes into account the scope of the executive officer’s responsibilities, unique leadership skills and management experience, strengths and abilities in his or her respective area of responsibility, employment and compensation history with us, overall compensation arrangements, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance. Specific factors that may affect executive compensation decisions include:

•	key financial metrics, such as revenues, bookings, cost of revenues, operating expenses, operating income, operating margins, and earnings per share; and

•

strategic and operational objectives, such as operational, financial, and human capital management initiatives, technological innovation and product release execution, sales execution and performance, customer service, engagement, and consulting initiatives, development and execution of marketing initiatives, and oversight of corporate governance, commercial contracts, legal risk management, and other legal matters.

The Compensation Committee or the CEO, as applicable, subjectively combines the compensation elements for each executive officer in a manner that the Compensation Committee or the CEO believes is consistent with the executive officer’s role and contributions to the Company. The Compensation Committee and CEO incorporate flexibility into our compensation program and the assessment process to respond to and adjust for an evolving and dynamic business environment. We believe that our executive compensation program promotes long-term value to stockholders by retaining

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key executive officers and rewarding them, as applicable, for increases in the market price of our Class A Stock and for financial and operational results that are expected to contribute to long-term stockholder value.

The Compensation Committee and CEO generally establish performance-based cash bonus arrangements and make determinations regarding adjustments to base salary and cash bonus targets for our executive officers in the first quarter of each year. Determinations regarding the actual payment of bonuses are generally made in the first quarter following the applicable performance period.

The Compensation Committee and CEO did not conduct benchmarking in establishing compensation arrangements for any of the executive officers, but instead established compensation based on their respective subjective determinations of the factors discussed above. The Compensation Committee also considered recommendations from the CEO in establishing compensation arrangements. The Compensation Committee and CEO did not assign relative weights to Company and individual performance in establishing these compensation arrangements, but instead made respective subjective determinations after considering such performances collectively.

Employment and Severance Agreements

As a general matter, our executive officers do not have standing employment, severance, or change-of-control agreements. Our CEO serves at the will of the Board, and the other executive officers serve at the will of the Board and the CEO. This approach is consistent with our employment and compensation philosophy that relies significantly upon providing incentives based on performance and aligning the interests of executive officers with those of our stockholders.

Equity Ownership Guidelines

As of April 2, 2019, Mr. Saylor beneficially owned 400,000 shares of Class A Stock (in the form of a fully vested option to purchase 400,000 shares of Class A Stock) and 2,011,668 shares of Class B Stock, collectively representing 70.9% of the total voting power and 22.7% of the total equity interest in the Company. Given the significant equity stake already held by Mr. Saylor, we do not believe that any equity ownership guidelines would be meaningful. The Company does not maintain policies regarding hedging the economic risk of security ownership.

Deductibility of Executive Compensation

Section 162(m), as amended by the Tax Act, generally disallows a tax deduction to a public company for compensation over $1 million paid to specified covered employees, consisting of any persons who served as its principal executive officer or principal financial officer or as one of its three most highly compensated executive officers (other than any principal executive officer and any principal financial officer) during a taxable year, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and were not modified in any material respect on or after such date. In addition, any person who was a covered employee of the company for a taxable year beginning after December 31, 2016 will remain a covered employee of the company in perpetuity. Prior to 2018, qualified performance-based compensation was not subject to the deduction limit if certain requirements were met. Pursuant to the Tax Act, for tax years beginning after December 31, 2017, the performance-based compensation exception to the deduction limitation under Section 162(m) is no longer available, subject to the Tax Act’s transition rule. As a result, beginning in 2018, compensation over $1 million paid to such an executive officer is nondeductible, unless paid pursuant to a grandfathered arrangement under the Tax Act’s transition rule.

The Compensation Committee and CEO take into account, to the extent they believe appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) in determining compensation levels and practices applicable to our executive officers. The Compensation Committee and CEO believe that there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Elements Used to Achieve 2018 Compensation Objectives

The principal elements of our 2018 compensation program for Mr. Saylor were a stock option award under the 2013 Equity Plan granted in 2014 and perquisites consisting principally of security and transportation-related benefits and associated tax gross-up payments. The principal elements of our 2018 compensation program for each of Messrs. Le and Lang were a

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base salary, a discretionary annual cash bonus target, and stock option awards under the 2013 Equity Plan granted in 2015, 2017, and 2018. The principal elements of our 2018 compensation program for Ms. Breya were a base salary, a discretionary annual cash bonus target, a stock option award under the 2013 Equity Plan granted in 2018, and a one-time reporting bonus in connection with the commencement of her employment with the Company, as further described below. The principal elements of our 2018 compensation program for Mr. Holdridge were a base salary, a cash bonus plan, and a stock option award under the 2013 Equity Plan granted in 2017. The principal elements of our 2018 compensation program for Mr. Norlin were a base salary, a cash bonus plan, a stock option award under the 2013 Equity Plan granted in 2018, and a one-time reporting bonus in connection with the commencement of his employment with the Company, as further described below. The principal elements of our 2018 compensation program for Mr. Shao were a base salary, a discretionary annual cash bonus target, and stock option awards under the 2013 Equity Plan granted in 2014, 2015, and 2018. We also provided each of our executive officers with certain perquisites and other benefits in 2018 that the Compensation Committee or CEO, as applicable, believes are reasonable and consistent with the objectives of our executive compensation program. Each of these compensation elements satisfies one or more of our performance, alignment, and retention objectives, as described more fully below.

Base Salary

We provide cash compensation in the form of base salary to help (i) attract and retain talented executive officers and (ii) reward overall performance by our executive officers. For 2018, a competitive base salary was an important component of compensation as it provided a degree of financial stability for each of our executive officers other than Mr. Saylor.

In September 2014, at Mr. Saylor’s request, the Compensation Committee reduced Mr. Saylor’s annual base salary to $1. The Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his incentive cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2017 Annual Meeting of Stockholders, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015, March 2016, March 2017, February 2018, and March 2019 and, in each case at Mr. Saylor’s request, left his annual base salary at $1.

In March 2018, the CEO adjusted the base salaries for Messrs. Le, Lang, and Shao, effective April 1, 2018, as indicated in the table below. In March 2019, the CEO adjusted the base salaries for Messrs. Le, Lang, and Shao, effective April 1, 2019, as indicated in the table below. The CEO determined to leave Mr. Holdridge’s base salary unchanged for 2019 after taking into consideration the factors described below. When Ms. Breya and Mr. Norlin joined the Company in July 2018 and April 2018, respectively, the CEO established Ms. Breya’s annual base salary at $550,000 and Mr. Norlin’s annual base salary at $450,000 for the balance of 2018 and determined to leave their base salaries unchanged for 2019 after taking into consideration the factors described below.

	Base Salary as of January 1, 2018 ($)	Base Salary as of April 1, 2018 ($)	Base Salary as of April 1, 2019 ($)
Phong Q. Le	600,000	650,000	673,000
Stephen H. Holdridge	450,000	450,000	450,000
Timothy E. Lang	450,000	475,000	492,000
W. Ming Shao	490,000	510,000	528,000

In making these determinations, the CEO did not assign relative weights to Company and individual performance, but instead made subjective determinations that the amounts of base salary were appropriate and in so doing considered the following general factors:

•

each executive officer’s individual performance, as measured against various strategic, operational, and financial objectives in such executive officer’s area of responsibility such as operational excellence and revenue growth, as well as (i) operational, financial, and human capital management initiatives for Mr. Le, (ii) development and execution of marketing initiatives for Ms. Breya, (iii) customer service, engagement, and consulting initiatives for Mr. Holdridge, (iv) technological innovation and product release execution for Mr. Lang, (v) sales execution and performance for Mr. Norlin, and (vi) oversight of corporate governance, commercial contracts, legal risk management, and other legal matters for Mr. Shao;

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•	job responsibilities of each executive officer as we implement new product initiatives, focus on revenue growth, and adjust our strategic plan for an evolving business environment;

•

each executive officer’s strengths and abilities in his or her respective field, leadership skills, management experience, employment and compensation history, overall compensation arrangements, and long-term potential to enhance stockholder value;

•	the competitive market for talented managers with comparable experience and expertise; and

•	Company performance over the prior several quarters and motivation to grow the business in the future, as well as general economic and industry conditions.

Each position is unique, not only in function, but also in terms of the market norms for compensation and the pool of potential executives who may be available to fill that particular role. Given these unique conditions, determinations regarding base salaries are unique to each executive officer and do not necessarily reflect any comparative judgments.

Cash Bonuses

Our cash bonus compensation is designed to help (i) attract and retain talented executive officers, (ii) reward achievement of strategic, operational, and financial objectives that support our goal of enhancing stockholder value, and (iii) motivate executive officers to achieve superior performance in their areas of responsibility. Together with our stock option awards, our cash bonus compensation program is one of the main vehicles for providing performance-based compensation to executive officers. The Compensation Committee and CEO consider various factors in determining the form and structure of the cash bonus arrangement that is most appropriate for attracting, retaining, rewarding, and motivating the individual executive officer.

No Saylor Cash Bonus

In September 2014, at Mr. Saylor’s request, the Compensation Committee eliminated Mr. Saylor’s incentive cash bonus arrangement. The Compensation Committee considered that following the reduction in Mr. Saylor’s salary and elimination of his incentive cash bonus arrangement, a larger percentage of Mr. Saylor’s compensation would be directly tied to the Company’s stock performance, which is consistent with the Company’s compensation policies approved by stockholders at our 2017 Annual Meeting of Stockholders, and that such change would not adversely impact his financial stability. The Compensation Committee considered Mr. Saylor’s compensation arrangements in March 2015, March 2016, March 2017, February 2018, and March 2019 and, in each case at Mr. Saylor’s request, did not establish a cash bonus arrangement for him with respect to 2015, 2016, 2017, 2018, or 2019.

Discretionary Annual Cash Bonuses

The compensation of Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao with respect to 2018 included discretionary annual cash bonus targets that were established based on the CEO’s subjective evaluation of the appropriate targets to help retain, reward, and motivate the applicable executive officer (and in the case of Ms. Breya, to help attract her to the Company). In making this determination, the CEO takes into account the same factors described above with respect to base salary determinations. In setting target bonus amounts, the CEO also considers his expectations for the business department headed by each executive officer and the executive officers’ potential for achieving the expectations. The CEO believed that a discretionary annual cash bonus arrangement was an appropriate mechanism for retaining, rewarding, and motivating Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao with respect to 2018 (and in the case of Ms. Breya, attracting her to the Company) because each of these executive officers was responsible for, among other things, strategic and operational objectives that cannot always be measured by traditional financial metrics, which objectives included (i) operational, financial, and human capital management initiatives in the case of Mr. Le, (ii) development and execution of marketing initiatives in the case of Ms. Breya, (iii) technological innovation and product release execution in the case of Mr. Lang, and (iv) oversight of corporate governance, commercial contracts, legal risk management, and other legal matters in the case of Mr. Shao.

The CEO determined to leave discretionary bonus targets for Messrs. Le, Lang, and Shao unchanged for 2018 after taking into consideration the factors described above. The CEO established Ms. Breya’s discretionary bonus target in July 2018, when Ms. Breya joined the Company.

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In determining the bonus awards for Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao with respect to 2018, the CEO subjectively determined each executive officer’s overall performance and achievement of various strategic, operational, and financial objectives, in relation to the target bonus amount that was previously established for the applicable executive officer, all in the context of general economic and industry conditions and Company performance. For example, the CEO subjectively determined that the executive officers enhanced our operational excellence, achieved specific elements of our long-term strategic plans, and implemented development of certain growth initiatives. In addition, the CEO subjectively determined that each of Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao had made continued progress in the area of his or her responsibility. None of these achievements were assigned any specific weighting or dollar amount of the total bonus.

The CEO calculated individual bonus payouts to each of Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao utilizing the formula below. In the case of Ms. Breya, her bonus payout calculation was pro-rated for half of 2018 to reflect both the time she was employed by the Company in 2018 and the contributions she made to the Company’s marketing department while serving as a Board member prior to her employment with the Company.

Individual Annual Cash Bonus Target for 2018 ($)	X	Individual Achievement Percentage (%)	X	Company Performance Percentage (%)	=	Individual Bonus Payout ($)

Individual Achievement Percentage. The individual achievement percentage is based on the CEO’s subjective assessment of each executive officer’s overall performance and achievement of objectives for 2018. A higher performance assessment drives a higher individual percentage (and vice-versa) such that it is possible for an executive officer who exceeds performance expectations to receive an individual achievement percentage above 100% and for an executive officer with a low performance assessment to receive less than his or her bonus target or no bonus. The performance assessments were based on an overall subjective assessment of each executive officer’s performance and no single factor was determinative in the individual achievement percentage, nor was the impact of any individual factor on the individual achievement percentage quantifiable.

Company Performance Percentage. The Company performance percentage is based on the CEO’s subjective assessment of the Company’s overall business and product development achievements and financial performance. The CEO did not determine any pre-set range for the Company performance percentage and approved a Company performance percentage of 90% for 2018, which was equivalent to the average Company performance percentage used in determining bonuses for all Company employees on a discretionary bonus plan.

In January 2019, the CEO determined the cash bonus awards to Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao with respect to performance in 2018 using the following calculations:

	Individual Annual Cash Bonus Target for 2018 ($)	Individual Achievement Percentage (%)	Company Performance Percentage (%)	Individual Bonus Payout ($)
Phong Q. Le	500,000	100	90	450,000
Margaret A. Breya	500,000	100	90	225,000	(1)
Timothy E. Lang	450,000	100	90	405,000
W. Ming Shao	420,000	100	90	378,000

(1)

Pro-rated for half of 2018 to reflect both the time Ms. Breya was employed by the Company in 2018 and the contributions she made to the Company’s marketing department while serving as a Board member prior to her employment with the Company.

In March 2019, the CEO determined to leave the discretionary bonus targets for Mr. Le, Ms. Breya, Mr. Lang, and Mr. Shao unchanged for 2019 after taking into consideration the factors described above.

Cash Bonus Plan for the Senior Executive Vice President, Worldwide Services

In February 2018, the Compensation Committee, based on recommendations from the CEO, established a performance-based cash bonus plan for Mr. Holdridge with respect to his performance for 2018. Since

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Mr. Holdridge is responsible for managing the Company’s worldwide services organization, the Compensation Committee believed that basing Mr. Holdridge’s cash bonus plan on his department’s “contribution margin” (as described below) and the annualized value of certain types of contracts would provide the appropriate reward and incentive for his efforts to strengthen services execution and operating margin growth. The Compensation Committee believed that establishing contribution margin and the value of contracts as performance metrics would help to align Mr. Holdridge’s interests with those of our stockholders because increases in these metrics directly increase the overall value of the Company to stockholders.

Under the formula established by the Compensation Committee, the amount of the bonus opportunity for Mr. Holdridge was equal to the sum of:

•

the product of (i) 1.0% multiplied by (ii) the “contribution margin,” which consists of (a) the value of hours worked against customer engagements attributable to consulting and education services delivered by the services department in 2018, minus (b) the expenses accrued for 2018 of the services department for salary, benefits, variable compensation, travel and entertainment, purchase orders, and subcontractor fees, plus expenses accrued for 2018 for other costs of services that originated from non-services departments that are cross charged to the services department, minus (c) a budgeted amount of -$19.5 (negative $19.5) million (the “Services Contribution Margin Bonus”); and

•

the product of (i) 1.0% multiplied by (ii) the “annualized value of renewal contracts,” which consists of (a) the annualized value of the total amounts owed under agreements executed in 2018 for maintenance, premium support, term license, and cloud, minus (b) a budgeted amount of $300 million (the “Services Annuity Bonus”).

Mr. Holdridge’s maximum cash bonus amount pursuant to this bonus plan was $8.0 million. The bonus amount payable was also subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using this formula. The Company is also entitled to recover any bonus paid to Mr. Holdridge if the Compensation Committee subsequently determines that Mr. Holdridge did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Holdridge otherwise should not have received the bonus.

The maximum cash bonus amount for Mr. Holdridge pursuant to this bonus formula based on 2018 results was $355,401, representing the sum of the Services Contribution Margin Bonus and Services Annuity Bonus. In January 2019, the Compensation Committee considered Mr. Holdridge’s eligible bonus amount and his overall compensation arrangements and determined a bonus award of the full $355,401 to him with respect to his performance in 2018. The bonus award paid to Mr. Holdridge was consistent with the design of his 2018 cash bonus plan and the Compensation Committee’s philosophy in establishing such plan.

The following tables set forth the calculations of the Services Contribution Margin Bonus and Services Annuity Bonus for 2018:

Contribution Margin Rate		Value of Hours Worked Against Customer Engagements		Accrued Expenses		Budget Amount		Services Contribution Margin Bonus
1.0%	x	($84,841,317	–	$86,976,545	–	-$19,500,000)	=	$173,648

Annuity Rate		Annualized Value of 2018 Renewal Contracts		Budget Amount		Services Annuity Bonus

1.0%	x	($318,175,330	–	$300,000,000)	=	$181,753

Cash Bonus Plan for the Senior Executive Vice President, Worldwide Sales

In April 2018, the Compensation Committee, based on recommendations from the CEO, established a performance-based cash bonus plan for Mr. Norlin with respect to his performance for 2018. Since Mr. Norlin is responsible for managing the Company’s worldwide sales organization, the Compensation Committee believed that basing Mr. Norlin’s cash bonus plan on his department’s “contribution margin” (as described below) and the

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annualized value of certain types of contracts would provide the appropriate reward and incentive for his efforts to strengthen sales execution and operating margin growth. The Compensation Committee believed that establishing contribution margin and the value of contracts as performance metrics would help to align Mr. Norlin’s interests with those of our stockholders because increases in these metrics directly increase the overall value of the Company to stockholders.

Under the formula established by the Compensation Committee, the amount of the bonus opportunity for Mr. Norlin was equal to the sum of the following amounts, pro-rated to reflect that he was employed by the Company for three out of the four quarters in 2018:

•

the product of (i) 1.0% multiplied by (ii) the “contribution margin,” which consists of (a) the amounts payable under contracts executed in 2018 during the 12 months following contract execution attributable to license, first year maintenance, premium support, incremental term license, incremental cloud license, education services, and 50% of expert services, in each case to the extent relating to transactions sold by the sales department, minus (b) the expenses accrued for 2018 of the sales department for salary, benefits, variable compensation, travel and entertainment, and purchase orders, plus expenses accrued for 2018 for other costs of sales that originated from non-sales departments that are cross charged to the sales department, minus (c) a budgeted amount of $19 million (the “Sales Contribution Margin Bonus”); and

•

the product of (i) 1.5% multiplied by (ii) the “annualized value of renewal contracts,” which consists of (a) the annualized value of the total amounts owed under agreements executed in 2018 for maintenance, premium support, term license, and cloud, minus (b) a budgeted amount of $300 million (the “Sales Annuity Bonus”).

Mr. Norlin’s maximum cash bonus amount pursuant to this bonus plan was $8.0 million. The bonus amount payable was also subject to the Compensation Committee’s discretion to award a cash bonus amount lower than the eligible bonus amount calculated using this formula. The Company is also entitled to recover any bonus paid to Mr. Norlin if the Compensation Committee subsequently determines that Mr. Norlin did not satisfy one or more of the eligibility requirements described in the bonus plan, the amount calculated as the bonus amount payable was incorrect, or Mr. Norlin otherwise should not have received the bonus.

The maximum cash bonus amount for Mr. Norlin pursuant to this bonus formula based on 2018 results was $321,957, representing the sum of the Sales Contribution Margin Bonus and Sales Annuity Bonus. In January 2019, the Compensation Committee considered Mr. Norlin’s eligible bonus amount and his overall compensation arrangements and determined a bonus award of the full $321,957 to him with respect to his performance in 2018. The bonus award paid to Mr. Norlin was consistent with the design of his 2018 cash bonus plan and the Compensation Committee’s philosophy in establishing such plan.

The following tables set forth the calculations of the Sales Contribution Margin Bonus and Sales Annuity Bonus for 2018:

Contribution Margin Rate		Amounts Payable Under Contracts		Accrued Expenses		Budget Amount		Sales Contribution Margin Bonus
1.0%	x	($103,991,741(1)	–	$77,993,279(1)	–	$14,250,000(1))	=	$117,485

Annuity Rate		Annualized Value of 2018 Renewal Contracts		Budget Amount		Sales Annuity Bonus
1.5%	x	($318,175,330	–	$300,000,000)	=	$204,472(1)

(1)	Pro-rated to reflect that Mr. Norlin was employed by the Company for three out of the four quarters in 2018.

In March 2019, the Compensation Committee, based on recommendations from the CEO, again established a performance-based cash bonus plan for each of Messrs. Holdridge and Norlin with respect to their respective performance for 2019. Their 2019 cash bonus plans are similar in concept to their respective 2018 cash bonus plans, but utilize a performance metric based on the product support revenue and subscription services revenue

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recognized in 2019, rather than the annualized value of renewal contracts. Their 2019 cash bonus plans also utilize different multipliers and budgeted amounts than their respective 2018 cash bonus plans.

One-time Bonuses

Ms. Breya’s and Mr. Norlin’s compensation in 2018 included one-time reporting bonuses of $100,000 and $75,000, respectively, which are recoverable by the Company if the executive officer resigns from his or her employment with the Company within twelve (12) months of his or her start date. The CEO established these one-time reporting bonuses in order to attract these executive officers to the Company and determined the bonuses based on the CEO’s subjective evaluation of the scope of each executive officer’s responsibilities and his or her long-term potential to enhance stockholder value and in light of the competitive market for talented managers.

MicroStrategy Stock Options

From 2003 to 2013, we did not grant equity awards in MicroStrategy stock to executive officers. The last tranches of MicroStrategy stock options granted to our executive officers under our prior stock incentive plans vested in 2008. In September 2013, the Board adopted the 2013 Equity Plan in order to enhance our ability to attract, retain, reward, and motivate persons who are expected to make important contributions to the Company, and to provide such persons with equity ownership opportunities and performance-based incentives that are intended to further align their long-term interests with those of our stockholders. Eligible participants under the 2013 Equity Plan include employees, officers, directors, consultants, and advisors of the Company. Currently, an aggregate of 2,300,000 shares of our Class A Stock are authorized for issuance under the 2013 Equity Plan.

The 2013 Equity Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. To date, the Compensation Committee has granted to executive officers only stock option awards, as opposed to restricted stock or restricted stock units, because stock option awards provide us with the flexibility to compete effectively for executive talent in a cost-effective manner, which allows for more attractive packages to our executive officers. In addition, unlike restricted stock or restricted stock units, stock options only provide a return to an award recipient if the price of our Class A Stock increases. As stock option awards motivate award recipients to increase the long-term price of our Class A Stock, they help to align the long-term interests of award recipients with those of our stockholders.

To encourage retention of award recipients, outstanding stock options generally vest as to 25% of the original number of shares subject to the stock options on the first anniversary of the grant date and as to an additional 25% on each anniversary thereafter until the options are vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement; provided that (i) stock options granted to executive officers prior to 2017 automatically vest in full upon the occurrence of a “change in control event” (as defined in the applicable option agreement) and (ii) stock options granted to executive officers during and after 2017 vest in full upon the occurrence of a “change in control event” if the executive officer is terminated without “cause” by the Company or resigns for “good reason” (in each case as defined in the applicable option agreement) within 12 months following the change in control event or if the acquiring company does not assume the options or substitute equivalent awards. The stock options have an exercise price equal to the fair market value of our Class A Stock on the date of grant and expire ten years following the date of grant. The stock options are also subject to such other terms and conditions as are set forth in the 2013 Equity Plan and the applicable option agreement.

If the award recipient dies or becomes disabled before the final exercise date of an option, the option shall be exercisable within one year of the date of such death or disability; provided that such option shall be exercisable only to the extent that it was exercisable by the award recipient on the date of his or her death or disability and only until the final exercise date.

If the award recipient ceases to be eligible to receive award grants under the 2013 Equity Plan, including through termination of employment without cause, the award recipient generally retains the right to exercise his or her option to the extent that the option was exercisable on the date of such cessation for a period of three months after such cessation. However, if the award recipient is terminated for cause, the award recipient’s right to exercise his or her option terminates in full immediately upon such termination, and if the award recipient violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement, or other agreement between the award recipient and the Company, the award recipient’s right to exercise his or her option terminates in full immediately upon such violation.

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In granting stock options under the 2013 Equity Plan, the Compensation Committee, based on recommendations from the CEO, makes subjective evaluations of appropriate award amounts to help attract, retain, reward, and motivate the applicable executive officer based on the scope of the executive officer’s responsibilities, employment and compensation history with us, overall compensation arrangements, including outstanding stock option awards held by the executive officer, and long-term potential to enhance stockholder value, all in the context of general economic and industry conditions and Company performance.

In 2018, pursuant to the 2013 Equity Plan, the Compensation Committee granted stock options to purchase 80,000 shares of our Class A Stock to Mr. Le, 75,000 shares of our Class A Stock to Ms. Breya, 40,000 shares of our Class A Stock to Mr. Lang, 35,000 shares of our Class A Stock to Mr. Norlin, and 25,000 shares of our Class A Stock to Mr. Shao on the terms and conditions as described above. In February 2019, pursuant to the 2013 Equity Plan, the Compensation Committee granted a stock option to purchase an additional 20,000 shares of our Class A Stock to Mr. Norlin on the terms and conditions as described above.

Additionally, several executive officers hold outstanding stock option awards that have been granted in prior years. Specifically, Mr. Saylor received a stock option to purchase 400,000 shares of our Class A Stock in 2014, Mr. Le received stock options to purchase 40,000 shares of our Class A Stock in each of 2015 and 2017, Mr. Holdridge received a stock option to purchase 60,000 shares of our Class A Stock in 2017, Mr. Lang received stock options to purchase 50,000 and 30,000 shares of our Class A Stock in 2015 and 2017, respectively, and Mr. Shao received stock options to purchase 20,000 and 10,000 shares of our Class A Stock in 2014 and 2015, respectively.

We believe that stock option awards, together with our cash bonus arrangements, as applicable, provide appropriate short and long-term incentives to our executive officers to increase stockholder value through their collective efforts in corporate functions, product design, engineering, marketing, and sales and services to our customers.

Perquisites and Other Personal Benefits

In 2018, we provided the executive officers with perquisites and other personal benefits that the Compensation Committee and CEO believe are reasonable and consistent with our overall compensation program. We believe that the cost of these benefits to us is a reasonable use of our resources and we monitor these costs closely in reviewing our compensation program. The Company’s payment of these costs may result in imputed compensation to the executive officers for tax purposes. These benefits are designed to:

•	allow our executive officers to participate in important Company meetings and other events;

•

allow our executive officers to maintain appropriate levels of visibility and activity in business, professional, and social circles that may benefit our business, as well as enjoying time with friends and family;

•

allow our executive officers (and in particular, our CEO) to make more productive and efficient use of their time for Company business and enhance their personal security, in particular during personal travel;

•

allow our executive officers (and in particular, our CEO) to be in communication with the Company and available to quickly respond to time-sensitive Company matters during personal travel in an environment that allows for confidential communications regarding Company business;

•	promote our executive officers’ health and well-being; and

•	enhance our ability to retain our executive officers.

The Company has a program pursuant to which it arranges for individual disability insurance policies to be provided to eligible executive officers and certain other senior employees as a supplement to the group disability insurance that is available to most Company employees and pays the premiums with respect to such supplemental policies. In 2018, Messrs. Saylor and Shao were eligible to participate in this program. Mr. Le, Ms. Breya, Mr. Holdridge, Mr. Lang, and Mr. Norlin were not eligible to participate in this program in 2018.

The Company has a program pursuant to which it pays the cost of annual healthcare screenings for eligible executive officers. In 2018, all executive officers were eligible to participate in this program.

The Company’s executive officers are also eligible to participate in the Company’s 401(k) plan, which includes an employer match of up to $3,000 annually, and group term life insurance plan, each of which is a benefit available to most Company employees.

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We own a Bombardier Global Express XRS aircraft. We refer to the Bombardier Global Express XRS, collectively with additional aircraft that the Company may lease or charter, as “Company Aircraft.” We permit personal use of Company Aircraft by Mr. Saylor and, to the extent approved by Mr. Saylor, other executive officers and employees of the Company when the applicable Company Aircraft is not being used exclusively for business. We have established various restrictions on the personal use of Company Aircraft, including the restriction that personal use by Mr. Saylor and any other director or employee of the Company may not exceed, in the aggregate, 200 flight hours in any fiscal year.

We allow executive officers to make personal use of tickets to sporting, charity, dining, entertainment, or similar events, as well as use of corporate suites, club memberships, or similar facilities that we may acquire, which we refer to as the “Corporate Development Programs.”

From time to time, our Board may hold meetings and other related activities in various locations, for which we pay specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants (including any participating executive officers) and their guests.

We sponsor an annual trip and related events for sales and service personnel who have met specified performance criteria. We pay for specified travel, lodging, food, beverage, entertainment, and related expenses on behalf of the participants (including any participating executive officers) and their guests. We have established a policy that the compensation imputed to Mr. Saylor as a result of this perquisite, excluding any associated tax gross-up payments, may not exceed $30,000 in any fiscal year.

The Company may also request that Company personnel, including executive officers, participate in conferences, symposia, and other similar events or activities relating to the Company’s business for which the Company pays for the expenses of Company participants and their guests.

From time to time, certain Company personnel, including executive officers, are offered meals prepared by the Company’s in-house catering department, which we refer to as “Company Meals.”

In 2018, we also made available to Mr. Saylor, as CEO, perquisites that were not generally available to other executive officers:

•

We permitted Mr. Saylor to use the services of one or more drivers for his personal use. We have established a policy that the aggregate compensation to Mr. Saylor and any other director or employee of the Company as a result of personal use of such car services, excluding any associated tax gross-up payments, may not exceed $100,000 in any fiscal year.

•

We subleased, at no rental cost, periodic use of a standard cubicle at our current headquarters building to Aeromar Management Company, LLC, which is a company wholly owned by Mr. Saylor and through which Mr. Saylor conducts personal business activities.

•

We paid for various costs related to a CEO security program pursuant to which security services are provided to Mr. Saylor; provided that the total cost to the Company of such program, together with any associated tax gross-up payments to Mr. Saylor, does not exceed $950,000 in any given calendar year (the “CEO Security Program Cap”).

•

We permitted Mr. Saylor to make personal use of the Company’s in-house catering resources. We refer to such use, other than for Company Meals, as “Non-Business Catering Use.” We have established a policy that the compensation imputed to Mr. Saylor as a result of Non-Business Catering Use, excluding any associated tax gross-up payments, may not exceed $25,000 in any fiscal year.

•

We may hold, host, or otherwise arrange events, outings, or other similar entertainment functions at which Mr. Saylor is permitted to entertain personal guests. We have established a policy that the aggregate incremental cost to us of such entertainment activities (to the extent that they are not Corporate Development Programs) attributable to Mr. Saylor, including any associated tax gross-up payments, may not exceed $75,000 in any fiscal year (the “Entertainment Events Cap”).

To the extent that any of the arrangements described above result in compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements,

MICROSTRATEGY | 2019 Proxy Statement	25

plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company with respect to the imputed compensation, subject to the Entertainment Events Cap and CEO Security Program Cap, as applicable.

The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the CEO and may adjust, add, or eliminate certain perquisites or benefits. Similarly, the Compensation Committee and CEO periodically review the levels of perquisites and other personal benefits provided to the other executive officers and may adjust, add, or eliminate certain perquisites or benefits.

Change-of-control Agreement

The options to purchase shares of our Class A Stock granted under the 2013 Equity Plan to our executive officers provide or provided, as applicable, for vesting in full (i) upon the occurrence of a change in control event or (ii) upon the termination without cause or resignation for good reason of the applicable executive officer within 12 months following a change in control event, in each case as described above in the “—Elements Used to Achieve 2018 Compensation Objectives—MicroStrategy Stock Options” section. For details on potential payments upon a change in control, please see “Executive and Director Compensation—Executive Officer Compensation—Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By the Compensation Committee of the Board of Directors of MicroStrategy Incorporated.

Carl J. Rickertsen
Jarrod M. Patten
Leslie J. Rechan

26	MICROSTRATEGY | 2019 Proxy Statement

Executive Officer Compensation

The compensation information set forth below relates to compensation paid by us to our Chief Executive Officer, Chief Financial Officer, three other most highly compensated executive officers who were serving as executive officers as of December 31, 2018, Stephen H. Holdridge, our Senior Executive Vice President, Worldwide Services, and W. Ming Shao, our Senior Executive Vice President & General Counsel. In this section, we refer to all of these individuals, except Messrs. Holdridge and Shao, as our “named executive officers” and collectively with Messrs. Holdridge and Shao, as our “executive officers.”

Summary Compensation Table

The table below sets forth certain information concerning the compensation of the executive officers for the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)		Non-equity Incentive Plan Compensation ($)		All Other Compensation ($)(1)		Total ($)
Michael J. Saylor Chairman of the Board, President & Chief Executive Officer	2018	1		—		—		—		1,213,195	(13)	1,213,196
	2017	1		—		—		—		655,644		655,645
	2016	1		—		—		—		683,622		683,623
Phong Q. Le Senior Executive Vice President, Chief Operating Officer & Chief Financial Officer	2018	637,500		450,000	(4)	4,189,600	(10)	—		20,369	(14)	5,297,469
	2017	575,000		600,000	(4)	3,092,400	(10)	—		7,872		4,275,272
	2016	500,000		495,000	(4)	—		—		11,453		1,006,453
Margaret A. Breya Senior Executive Vice President & Chief Marketing Officer	2018	242,535	(2)	325,000	(5)	3,792,750	(10)	—		3,050	(15)	4,363,335

Stephen H. Holdridge Senior Executive Vice President, Worldwide Services	2018	450,000		—		—		355,401	(11)	38,494	(16)	843,895
	2017	69,886		169,041	(6)	3,240,000	(10)	—		1,020		3,479,947

Timothy E. Lang Senior Executive Vice President & Chief Technology Officer	2018	468,750		405,000	(7)	2,094,800	(10)	—		30,717	(17)	2,999,267
	2017	437,500		500,000	(7)	2,319,300	(10)	—		3,121		3,259,921
	2016	400,000		378,000	(7)	—		—		3,252		781,252
Kevin Norlin Senior Executive Vice President, Worldwide Sales	2018	335,625	(3)	75,000	(8)	1,771,700	(10)	321,957	(12)	28,393	(18)	2,532,675

W. Ming Shao Senior Executive Vice President & General Counsel	2018	505,000		378,000	(9)	1,309,250	(10)	—		15,760	(19)	2,208,010
	2017	485,000		420,000	(9)	—		—		13,456		918,456
	2016	465,250		378,000	(9)	—		—		13,816		857,066

(1)

All Other Compensation includes the value of perquisites and other personal benefits, employer 401(k) Plan Match, and group term Life Insurance for the executive officer, as well as tax gross-ups paid to him or her for the fiscal year, but does not include perquisites and other personal benefits for the executive officer if the total value of all perquisites and other personal benefits for such executive officer in a given fiscal year was less than $10,000.

For purposes of the amounts reported in this column for 2018:

•	“401(k) Plan Match” refers to matching payments of up to $3,000 annually made by the Company under the Company’s 401(k) plan, which is a benefit available to most Company employees;

•	“CEO Security Program” refers to the expenses related to the CEO security program pursuant to which the Company pays for various costs related to the provision of security to Mr. Saylor;

•

“Company Aircraft” refers to the Bombardier Global Express XRS aircraft owned by the Company, as well as such other aircraft that (i) we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest and (ii) has been designated by the Company to be “Company Aircraft” under our aircraft use policy;

•	“Company Meals” refer to meals prepared, from time to time, by the Company’s in-house catering department offered to Company personnel, including the executive officers;

•

“Corporate Development Programs” refer to tickets to sporting, charity, dining, entertainment, or similar events, as well as use of corporate suites, club memberships, or similar facilities that the Company may acquire;

MICROSTRATEGY | 2019 Proxy Statement	27

•	“Executive Healthcare Screening Program” refers to a program pursuant to which the Company pays the cost of annual healthcare screenings for eligible executive officers;

•	“Life Insurance” refers to premiums paid by the Company with respect to a group term life insurance plan, which is a benefit available to most Company employees;

•	“President’s Club” refers to an annual trip and related events for sales and service personnel who have met specified performance criteria;

•	“Sublease” refers to the sublease of office space by the Company to Aeromar Management Company, LLC, which is wholly owned by Mr. Saylor; and

•

“Supplemental Disability Insurance” refers to premiums paid by the Company with respect to individual disability insurance policies provided to certain Company personnel, including eligible executive officers, as a supplement to the group disability insurance that is available to most Company employees.

See “Executive and Director Compensation—Compensation Discussion and Analysis” for further discussion of the benefits referred to in this footnote.

With respect to each item of All Other Compensation, we report the aggregate incremental cost to the Company. We generally calculate aggregate incremental cost to the Company by disregarding fixed costs that the Company has already incurred as a general matter but are necessary to provide the item and aggregating only the variable costs that the Company incurs as a result of providing the item to the executive officer. We calculate aggregate incremental cost to the Company for the following perquisites that represented the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a particular executive officer as indicated below:

•

With respect to the Company Aircraft, we have determined that there is no aggregate incremental cost to the Company when personal guests of executive officers accompany executive officers on business flights. When the purpose of the flight is personal in nature, we determine the aggregate incremental cost of providing the Company Aircraft for personal use by aggregating variable costs associated with the particular flight such as fuel costs, crew travel expenses, casual and temporary labor costs, aviation staff expenses, aircraft trip planning fees, handler and landing fees, and catering costs.

•

With respect to the CEO Security Program, we have determined that the aggregate incremental cost to the Company of providing this benefit is calculated by prorating the aggregated costs associated with the operation of the CEO Security Program by the percentage of time spent by the security specialists on matters that are personal in nature. Costs associated with the operation of the CEO Security Program include compensation and fees for the security specialists, travel, parking, lodging, and meal expenses associated with the provision of security services, consulting and advisory fees, rent and related office expenses, and other business costs.

(2)	Pro-rated to reflect the time Ms. Breya was employed by the Company in 2018.
(3)	Pro-rated to reflect the time Mr. Norlin was employed by the Company in 2018.
(4)	Amount shown represents a discretionary cash bonus awarded to Mr. Le for the respective fiscal year.
(5)

Of the amount shown, $100,000 represents a one-time reporting bonus awarded to Ms. Breya in connection with the commencement of her employment with the Company in July 2018 and $225,000 represents a discretionary cash bonus awarded to Ms. Breya with respect to 2018. Ms. Breya’s cash bonus was pro-rated for half of 2018 to reflect both the time she was employed by the Company in 2018 and the contributions she made to the Company’s marketing department while serving as a Board member prior to her employment with the Company.

(6)

Of the amount shown, $100,000 represents a one-time reporting bonus awarded to Mr. Holdridge in connection with the commencement of his employment with the Company in November 2017 and $69,041 represents a discretionary cash bonus awarded to Mr. Holdridge with respect to 2017.

(7)	Amount shown represents a discretionary cash bonus awarded to Mr. Lang for the respective fiscal year.
(8)	Amount shown represents a one-time reporting bonus awarded to Mr. Norlin in connection with the commencement of his employment with the Company in April 2018.
(9)	Amount shown represents a discretionary cash bonus awarded to Mr. Shao for the respective fiscal year.
(10)

Represents the grant date fair value of an option to purchase shares of our Class A Stock granted under the 2013 Equity Plan, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” See Notes 11 and 9 “Share-based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the years ended December 31, 2017 and December 31, 2018, respectively, for the assumptions made in determining grant date fair value for the option. This amount reflects the grant date fair value for the option and is not intended to represent the value, if any, that has been or will be actually realized by the individual.

(11)	Amount shown represents a cash bonus awarded to Mr. Holdridge pursuant to his performance-based cash bonus plan for 2018.
(12)

Amount shown represents a cash bonus awarded to Mr. Norlin pursuant to his performance-based cash bonus plan for 2018. Mr. Norlin’s cash bonus was pro-rated to reflect that he was employed by the Company for three out of the four quarters in 2018.

(13)

Amount shown consists of (i) $646,160 in connection with personal use of the Company Aircraft, (ii) $344,494 in connection with the CEO Security Program, (iii) $181,727 in tax gross-ups paid to Mr. Saylor for 2018, and (iv) amounts in connection with the Sublease, personal use of Corporate Development Programs, President’s Club, Supplemental Disability Insurance, and Company Meals.

(14)	Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match, (ii) $120 in connection with Life Insurance, and (iii) $17,249 in tax gross-ups paid to Mr. Le for 2018.
(15)	Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match and (ii) $50 in connection with Life Insurance.
(16)

Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match, (ii) $120 in connection with Life Insurance, (iii) $21,178 in tax gross-ups paid to Mr. Holdridge for 2018, and (iv) amounts in connection with personal use of Corporate Development Programs, President’s Club, and Company Meals.

(17)

Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match, (ii) $120 in connection with Life Insurance, (iii) $17,216 in tax gross-ups paid to Mr. Lang for 2018, and (iv) amounts in connection with personal use of Corporate Development Programs, President’s Club, Executive Healthcare Screening Program, and Company Meals.

(18)

Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match, (ii) $90 in connection with Life Insurance, (iii) $11,372 in tax gross-ups paid to Mr. Norlin for 2018, and (iv) amounts in connection with President’s Club and Company Meals.

28	MICROSTRATEGY | 2019 Proxy Statement

(19)

Amount shown consists of (i) $3,000 in connection with 401(k) Plan Match, (ii) $120 in connection with Life Insurance, (iii) $1,503 in tax gross-ups paid to Mr. Shao for 2018, and (iv) amounts in connection with personal use of Corporate Development Programs, Supplemental Disability Insurance, and Company Meals.

Grants of Plan-based Awards for 2018

The following table sets forth certain information concerning grants of plan-based awards to the executive officers for the fiscal year ended December 31, 2018:

	Grant Date	Estimated Possible Payouts Under Non-equity Incentive Plan Awards					All Other Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Option Awards ($)(3)
Name		Threshold ($)	Target ($)		Maximum ($)
Michael J. Saylor	—	—	—		—		—		—	—
Phong Q. Le	—	—	—		—		80,000		131.53	4,189,600
Margaret A. Breya	—	—	—		—		75,000	(4)	127.93	3,792,750
Stephen H. Holdridge	(5)	(5)	538,565	(5)	8,000,000	(5)	—		—	—
Timothy E. Lang	—	—	—		—		40,000		131.53	2,094,800
Kevin Norlin	(6)	(6)	287,441	(6)	8,000,000	(6)	35,000		127.46	1,771,700
W. Ming Shao	—	—	—		—		25,000		131.53	1,309,250

(1)

Amounts shown relate to options to purchase shares of our Class A Stock granted under the 2013 Equity Plan. Each option (i) is not intended to qualify as an incentive stock option, (ii) expires on the tenth anniversary of the date of grant, (iii) other than the option granted to Ms. Breya, vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (iv) provides for vesting in full in connection with a change in control event under specified conditions as set forth in the applicable option agreement, and (v) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

(2)	Each option has an exercise price per share equal to the closing sale price of our Class A Stock as quoted on Nasdaq on the date of grant.
(3)

Amounts calculated in accordance with FASB ASC Topic 718, “Compensation – Stock Compensation.” See Note 9 “Share-based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2018 for the assumptions made in determining grant date fair values. These amounts reflect the grant date fair values for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual.

(4)

With respect to 15,000 shares of Class A Stock subject to this option, the first 25% of such 15,000 shares will vest on April 30, 2019 and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested. With respect to 5,000 shares of Class A Stock subject to this option, the first 25% of such 5,000 shares will vest on May 31, 2019 and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested. With respect to 55,000 shares of Class A Stock subject to this option, the first 25% of such 55,000 shares will vest on July 30, 2019, the first anniversary of the date of grant, and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested.

(5)

In February 2018, the Compensation Committee established a performance-based cash bonus plan for Mr. Holdridge with respect to his performance for 2018, as discussed in “Executive and Director Compensation—Compensation Discussion and Analysis.” The cash bonus plan was designed to award Mr. Holdridge based on (i) his department’s contribution margin, consisting of the value of hours worked against customer engagements attributable to consulting and education services delivered in 2018, less specified costs and over a specified threshold, and (ii) the annualized value of renewal contracts for 2018 over a specified threshold. The maximum bonus amount that could be awarded to Mr. Holdridge pursuant to this cash bonus plan was $8 million. There was no target bonus amount under the cash bonus plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Holdridge would have been eligible if the contribution margin and annualized value of renewal contracts for 2018 had been the same as the contribution margin and annualized value of renewal contracts for 2017. On January 26, 2019, the Compensation Committee determined to award a cash bonus to Mr. Holdridge pursuant to this bonus plan in the amount of $355,401 with respect to his performance during 2018.

(6)

In April 2018, the Compensation Committee established a performance-based cash bonus plan for Mr. Norlin with respect to his performance for 2018, as discussed in “Executive and Director Compensation—Compensation Discussion and Analysis.” The cash bonus plan was designed to award Mr. Norlin based on (i) his department’s contribution margin, consisting of amounts payable under certain contracts executed in 2018 during the 12 months following contract execution, less specified costs and over a specified threshold, and (ii) the annualized value of renewal contracts for 2018 over a specified threshold. The maximum bonus amount that could be awarded to Mr. Norlin pursuant to this cash bonus plan was $8 million. There was no target bonus amount under the cash bonus plan. When target awards are not determinable, SEC rules require the disclosure of representative amounts based on the previous year’s performance. Accordingly, the amount in the “Target” column represents the award for which Mr. Norlin would have been eligible if the contribution margin and annualized value of renewal contracts for 2018 had been the same as the contribution margin and annualized value of renewal contracts for 2017. This amount is pro-rated to reflect that Mr. Norlin was employed by the Company for three out of the four quarters in 2018. On January 26, 2019, the Compensation Committee determined to award a cash bonus to Mr. Norlin pursuant to this bonus plan in the amount of $321,957 with respect to his performance during 2018.

MICROSTRATEGY | 2019 Proxy Statement	29

Outstanding Equity Awards at 2018 Fiscal Year-end

The following table sets forth information concerning unexercised options outstanding as of December 31, 2018 for each of the executive officers. All option awards were with respect to our Class A Stock and were granted under the 2013 Equity Plan.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price per Share ($)	Option Expiration Date
Michael J. Saylor	400,000	—		121.43	4/30/2024
Phong Q. Le	30,000	10,000		201.25	9/8/2025
	10,000	30,000		189.16	3/8/2027
	—	80,000		131.53	2/8/2028
Margaret A. Breya	—	75,000	(2)	127.93	7/30/2028
Stephen H. Holdridge	15,000	45,000		133.18	11/14/2027
Timothy E. Lang	37,500	12,500		165.01	2/2/2025
	7,500	22,500		189.16	3/8/2027
	—	40,000		131.53	2/8/2028
Kevin Norlin	—	35,000		127.46	4/30/2028
W. Ming Shao	12,600	—		119.02	5/4/2024
	7,500	2,500		165.01	2/2/2025
	—	25,000		131.53	2/8/2028

(1)

Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our Class A Stock as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) other than the option granted to Ms. Breya, vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for vesting in full in connection with a change in control event under specified conditions as set forth in the applicable option agreement, and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

(2)

With respect to 15,000 shares of Class A Stock subject to this option, the first 25% of such 15,000 shares will vest on April 30, 2019 and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested. With respect to 5,000 shares of Class A Stock subject to this option, the first 25% of such 5,000 shares will vest on May 31, 2019 and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested. With respect to 55,000 shares of Class A Stock subject to this option, the first 25% of such 55,000 shares will vest on July 30, 2019, the first anniversary of the date of grant, and an additional 25% of such shares will vest on each anniversary of that date until all of such shares become fully vested.

Option Exercises in 2018

None of the named executive officers exercised their stock options during the fiscal year ended December 31, 2018.

Potential Payments Upon Termination or Change in Control

The options to purchase shares of our Class A Stock granted under the 2013 Equity Plan to the executive officers outstanding as of December 31, 2018 provide for vesting in full in connection with a change in control event under specified conditions as set forth in the applicable option agreement. If such a change in control event had occurred on December 31, 2018:

•	no portion of the option held by Mr. Saylor would have been subject to accelerated vesting because the option was already fully vested as of December 31, 2018;

•

the vesting of the options held by Mr. Le would have been accelerated with respect to (i) 10,000 shares granted in 2015, (ii) 30,000 shares granted in 2017, and (iii) 80,000 shares granted in 2018; however, because the exercise prices of Mr. Le’s options, $201.25, $189.16, and $131.53, respectively, are each higher than the closing price of

30	MICROSTRATEGY | 2019 Proxy Statement

our Class A Stock on Nasdaq on December 31, 2018, Mr. Le would not have received any benefit from the acceleration;

•

the vesting of the option held by Ms. Breya would have been accelerated with respect to 75,000 shares; however, because the exercise price of Ms. Breya’s option, $127.93, is higher than the closing price of our Class A Stock on Nasdaq on December 31, 2018, Ms. Breya would not have received any benefit from the acceleration;

•

the vesting of the option held by Mr. Holdridge would have been accelerated with respect to 45,000 shares; however, because the exercise price of Mr. Holdridge’s option, $133.18, is higher than the closing price of our Class A Stock on Nasdaq on December 31, 2018, Mr. Holdridge would not have received any benefit from the acceleration;

•

the vesting of the options held by Mr. Lang would have been accelerated with respect to (i) 12,500 shares granted in 2015, (ii) 22,500 shares granted in 2017, and (iii) 40,000 shares granted in 2018; however, because the exercise prices of Mr. Lang’s options, $165.01, $189.16, and $131.53, respectively, are each higher than the closing price of our Class A Stock on Nasdaq on December 31, 2018, Mr. Lang would not have received any benefit from the acceleration;

•

the vesting of the option held by Mr. Norlin would have been accelerated with respect to 35,000 shares, representing a benefit of $10,150, based on the difference between $127.46, the exercise price per share of the option, and $127.75, the closing price of our Class A Stock on Nasdaq on December 31, 2018; and

•

no portion of the option granted to Mr. Shao in 2014 would have been subject to accelerated vesting because the option was already fully vested as of December 31, 2018 and the vesting of the other options held by Mr. Shao would have been accelerated with respect to (i) 2,500 shares granted in 2015 and (ii) 25,000 shares granted in 2018; however, because the exercise price of these options, $165.01 and $131.53, respectively, are each higher than the closing price of our Class A Stock on Nasdaq on December 31, 2018, Mr. Shao would not have received any benefit from the acceleration with respect to these options.

MICROSTRATEGY | 2019 Proxy Statement	31

Director Compensation

Each non-employee or “outside” director receives a fee of $37,500 for each quarterly meeting of the Board that the outside director attends in person. An outside director may be paid this fee for attending a quarterly Board meeting via telephonic conference call if the outside director has good reason for the outside director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year. Each outside director who is a member of the Audit Committee also receives a fee of $10,000 (or $12,500 in the case of the Chairman of the Audit Committee) for each quarterly meeting of such committee that the outside director attends in person. Each outside director who is a member of the Compensation Committee also receives a fee of $5,000 (or $7,500 in the case of the Chairman of the Compensation Committee), which is paid quarterly; provided that, in order to be eligible to receive the fee with respect to a fiscal quarter, the outside director must have served on the Compensation Committee on the last day of such fiscal quarter. Each outside director may also receive up to an additional $12,000 of fees in the aggregate in any fiscal quarter for additional services delegated by the Board to such outside director in the outside director’s capacity as a member of the Audit Committee, the Compensation Committee, the Board, or any other committee of the Board; provided that any such fee paid with respect to a particular service must be approved by the Board following the completion of such service by the outside director. Additionally, since May 2015, each outside director receives on May 31 of each year an automatic annual stock option award to purchase 5,000 shares of our Class A Stock in accordance with the terms of the 2013 Equity Plan.

From time to time, the Board may hold meetings and other related activities in various locations for which the Company pays for the expenses of outside directors and their guests (“Meeting Activities”). In addition, we may hold, host, or otherwise arrange parties, outings, or other similar entertainment events for which the Company pays for the expenses of outside directors and their guests (“Entertainment Events”). We may also request that outside directors participate in conferences, symposia, and other similar events or activities relating to our business for which the Company pays the expenses of outside directors and their guests (“Company-sponsored Activities” and collectively with Meeting Activities and Entertainment Events, “MicroStrategy Activities”). Any employee director is also eligible to participate in MicroStrategy Activities.

We are also authorized to make available, from time to time, for personal use by outside directors, our executive officers, and other employees of the Company and its subsidiaries: tickets to sporting, charity, dining, entertainment, or similar events, as well as use of corporate suites, club memberships, or similar facilities that we may acquire; Company-owned vehicles and related driving services; the services of one or more drivers for vehicles other than Company-owned vehicles; and Company Aircraft which includes the Company’s Bombardier Global Express XRS aircraft, as well as such other aircraft (i) that we may, from time to time, lease or charter, including, without limitation, any aircraft subject to a fractional interest program in which we may participate by leasing a fractional interest and (ii) that has been designated by the Company to be “Company Aircraft” under our aircraft use policy. Outside directors may make personal use of Company Aircraft; provided that (a) all outside directors are invited by the Company to travel on the applicable flight and (b) such personal use is in connection with the outside director’s participation in one or more (1) Meeting Activities, (2) Entertainment Events to which all outside directors have been invited, or (3) Company-sponsored Activities. In addition, outside directors may make personal use of Company Aircraft on a “ride-along” basis. We also make available to outside directors certain medical, dental, and vision insurance plan benefits that we offer to our U.S. employees.

To the extent that any of the arrangements described above, other than fee compensation, result in imputed compensation to an outside director, we pay to (or withhold and pay to the appropriate taxing authority on behalf of) such outside director a tax gross-up in cash approximating his (i) federal and state income and payroll taxes on the taxable income associated with such arrangements, plus (ii) federal and state income and payroll taxes on the taxes that the outside director may incur as a result of the payment of taxes by us with respect to the imputed compensation, subject to the aggregate amount limitations described above in “Executive and Director Compensation—Compensation Discussion and Analysis,” if applicable.

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The following table sets forth information concerning the compensation of each of our non-employee directors for the fiscal year ended December 31, 2018. For more information regarding the compensation of our employee director, Mr. Saylor, please see “Executive and Director Compensation—Executive Officer Compensation” above.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)(2)	Total ($)
Margaret A. Breya(3)	37,500	1,013,650	(4)	—	1,051,150
Robert H. Epstein(5)	80,000	—		4,701	84,701
Stephen X. Graham	200,000	254,350		—	454,350
Jarrod M. Patten	210,000	254,350		—	464,350
Leslie J. Rechan(6)	122,500	1,013,650	(7)	—	1,136,150
Carl J. Rickertsen	220,000	254,350		3,507	477,857

(1)

Unless otherwise indicated, represents the grant date fair value of an option to purchase shares of our Class A Stock awarded to each non-employee director on May 31, 2018, constituting the automatic annual grant awarded to each non-employee director pursuant to the 2013 Equity Plan, and calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” See Note 9 “Share-based Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2018 for the assumptions made in determining grant date fair value for these options. The amounts reflect the grant date fair value for these options and are not intended to represent the value, if any, that has been or will be actually realized by the individual. As of December 31, 2018, our non-employee directors held the following shares of our Class A Stock and the following number of outstanding options to purchase shares of our Class A Stock:

Name	Shares of Class A Stock	Outstanding Options (a)
Stephen X. Graham	200	45,000
Jarrod M. Patten	—	51,683
Leslie J. Rechan	—	20,000
Carl J. Rickertsen	3,000	55,000

(a)

Each option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per share equal to the closing sale price of our Class A Stock as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vested or will vest as to 25% of the original number of shares subject to the stock option on the first anniversary of the date of grant and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full in connection with a change in control event under specified conditions as set forth in the applicable option agreement, and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

(2)

All Other Compensation includes the value of perquisites and other personal benefits for the director, as well as tax gross-ups paid to the applicable director for the fiscal year, but does not include perquisites and other personal benefits for the director if the total value of all perquisites and other personal benefits for such director in a given fiscal year was less than $10,000. For the fiscal year ended December 31, 2018, the total value of all perquisites and other personal benefits, if any, for each of our non-employee directors was less than $10,000 and accordingly, the figures shown in this column represent only tax gross-ups paid to the applicable director for the fiscal year.

(3)	Ms. Breya joined the Board in March 2018 and resigned from her position as a Board member in July 2018 in connection with accepting an offer of employment to join the Company as an executive officer.
(4)

Also includes the grant date fair value of an option to purchase shares of our Class A Stock awarded to Ms. Breya on April 30, 2018, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.” Ms. Breya’s options were forfeited and canceled when she resigned from her position as a Board member in July 2018.

(5)

This former director did not stand for re-election at our May 30, 2018 Annual Meeting of Stockholders and accordingly, did not receive the annual stock option award granted to outside directors in May 2018 following our annual meeting.

(6)	Mr. Rechan joined the Board in March 2018.
(7)

Also includes the grant date fair value of an option to purchase shares of our Class A Stock awarded to Mr. Rechan on April 30, 2018, calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.”

MICROSTRATEGY | 2019 Proxy Statement	33

Equity Compensation Plan Information

The following table provides information about our Class A Stock authorized for issuance under our equity compensation plan as of December 31, 2018:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights ($/Sh)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by stockholders	1,489,983	137.16	566,250
Equity compensation plans not approved by stockholders	—	—	—
Total	1,489,983	137.16	566,250

CEO Pay Ratio

Pursuant to applicable SEC rules, set forth below is the ratio of the total annual compensation of our CEO to the median of the total annual compensation of our employees (excluding our CEO) for 2018. The ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We selected the median employee from the group of 2,527 U.S. and non-U.S., full-time, part-time, temporary, and seasonal workers who were employed as of December 31, 2018 (the “Employee Pool”). The Employee Pool did not include the CEO or third-party consultants and contractors. In identifying our median employee, we calculated the total annual compensation of each employee for the year ended December 31, 2018 using internal payroll and human resources records. Compensation calculated in foreign currency was converted into U.S. dollars using fixed foreign exchange rates set by our finance department.

As disclosed in the Summary Compensation Table on page 27, the total compensation for our CEO in 2018, as determined under Item 402 of Regulation S-K, was $1,213,196. The total compensation for our median employee in 2018, as determined under Item 402 of Regulation S-K, was $90,475. Based on the foregoing, we estimate the ratio of our CEO’s total annual compensation to our median employee’s total annual compensation for 2018 to be 13.4 to 1. Given the different methodologies that companies use in estimating their pay ratios, our estimated pay ratio set forth above should not be used as a basis for comparing companies.

34	MICROSTRATEGY | 2019 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and discussed them with management and the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”).

The Audit Committee has received from and discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence from the Company.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

By the Audit Committee of the Board of Directors of MicroStrategy Incorporated.

Stephen X. Graham
Jarrod M. Patten
Carl J. Rickertsen

MICROSTRATEGY | 2019 Proxy Statement	35

PROPOSAL 2—RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019

The Audit Committee has selected, and the Board has ratified the Audit Committee’s selection of, the firm of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although stockholder approval of the selection of KPMG is not required by law, the Company believes that it is advisable to give stockholders an opportunity to ratify this selection. If this Proposal 2 is not approved at the Annual Meeting, the Audit Committee may reconsider its selection of KPMG.

Representatives of KPMG are expected to be present at the Annual Meeting and available to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG.	✔

36	MICROSTRATEGY | 2019 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees and Services

Aggregate fees for professional services rendered by KPMG to us for work performed during and related to the fiscal years ended December 31, 2018 and 2017 are summarized in the table below.

	Year Ended December 31,
Fee Category	2018 ($)	2017 ($)
Audit Fees	2,218,737	2,198,425
Audit-related Fees	—	30,000
Tax Fees	—	—
All Other Fees	5,937	—
Total Fees	2,224,674	2,228,425

Audit Fees. This category includes fees for professional services rendered for the audits of our consolidated financial statements and statutory and subsidiary audits, services related to Sarbanes-Oxley Act compliance, and assistance with review of documents filed with the SEC.

Audit-related Fees. This category includes fees for assurance and related services in connection with employee benefit plan audits.

Tax Fees. This category includes fees for professional services rendered for tax reviews.

All Other Fees. This category includes fees for professional services rendered in connection with non-audit services provided to certain of the Company’s subsidiaries.

Audit Committee Pre-approval Policies and Procedures

During the fiscal years ended December 31, 2018 and 2017, the Audit Committee pre-approved all services (audit and non-audit) provided to MicroStrategy by our independent registered public accounting firm. In situations where a matter cannot wait until a full Audit Committee meeting, the Chairman of the Audit Committee has authority to consider and, if appropriate, approve audit and non-audit services. Any decision by the Chairman of the Audit Committee to pre-approve services must be presented to the full Audit Committee at its next scheduled quarterly meeting. The Audit Committee requires us to make required disclosure in our SEC periodic reports relating to the approval by the Audit Committee of audit and non-audit services to be performed by the independent registered public accounting firm and the fees paid by us for such services. All fees related to services performed by KPMG during the fiscal years ended December 31, 2018 and 2017, respectively, were approved by the Audit Committee.

MICROSTRATEGY | 2019 Proxy Statement	37

OTHER MATTERS

The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote or otherwise act in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies by telephone and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians, and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers, financial institutions, and other nominees with account holders who are our stockholders will be householding our proxy materials. Under this practice, a single Notice of Internet Availability of Proxy Materials or other annual meeting materials will be delivered to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker, financial institution, or other nominee (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other annual meeting materials or if you currently receive multiple copies and would like to request householding of your communications, please notify us or your broker, financial institution, or other nominee. You can submit your written request to us at MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, Attention: Investor Relations, or by calling 703-848-8600.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders, including director nominations described above under the caption “Corporate Governance and the Board of Directors and its Committees—Director Candidates,” must be received by us at our principal offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182 by December 20, 2019 for inclusion in the proxy materials for the 2020 Annual Meeting of Stockholders. MicroStrategy suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the General Counsel of the Company.

If a stockholder wishes to present a proposal before the 2020 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, such stockholder must also give written notice to the General Counsel of the Company at the address noted above. The General Counsel must receive such notice by March 4, 2020 and if a stockholder fails to provide such timely notice of a proposal to be presented at the 2020 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal.

By Order of the Board of Directors,

W. Ming Shao
Senior Executive Vice President, General Counsel and Secretary

April 18, 2019

The Board hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, to help ensure representation of your shares at the Annual Meeting, you are urged to submit your voting instructions over the telephone or on the Internet or, if you received a printed copy of the proxy materials, by completing, signing, dating, and returning your proxy card or voting instruction form. Submitting voting instructions or a proxy card will not prevent you from attending the annual meeting and voting in person.

38	MICROSTRATEGY | 2019 Proxy Statement

1850 Towers Crescent Plaza | Tysons Corner, VA 22182 | Copyright ©2019. All Rights Reserved. microstrategy.com

MICROSTRATEGY INCORPORATED ATTN: GENERAL COUNSEL 1850 TOWERS CRESCENT PLAZA TYSONS CORNER, VA 22182

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2019. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2019. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Please fill in, date, and sign your Proxy Card and return it in the postage-paid envelope we have provided as soon as possible or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E63201-P19617	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MICROSTRATEGY INCORPORATED				For All Nominees	Withhold Authority For All Nominees	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) for whom you wish to withhold authority on the line below.
The Board of Directors recommends you vote FOR the following:
1.	To elect the following five (5) directors for the next year.			☐	☐	☐
Nominees:
	01)	Michael J. Saylor
	02)	Stephen X. Graham
	03)	Jarrod M. Patten
	04)	Leslie J. Rechan
	05)	Carl J. Rickertsen

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	To ratify the selection of KPMG LLP as MicroStrategy Incorporated’s independent registered public accounting firm for the fiscal year ending December 31, 2019.							☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space on the back of this Proxy Card. Please note that changes to the registered name(s) on the account may not be submitted via this method.						☐

Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Notice of Internet Availability of Proxy Materials:

The Annual Report and Notice of Meeting & Proxy Statement are available at www.proxyvote.com.

E63202-P19617

MICROSTRATEGY INCORPORATED
Proxy for the Annual Meeting of Stockholders to be held on Wednesday, May 29, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Michael J. Saylor, Phong Q. Le, and W. Ming Shao, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of MicroStrategy Incorporated (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182, on Wednesday, May 29, 2019 at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting.

This proxy, when properly delivered, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” Proposals 1 and 2. This proxy may be revoked by the undersigned at any time before its exercise by delivery of written revocation or a subsequently dated Proxy Card to the Secretary of the Company or by voting in person at the Meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side